UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

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Notice of Annual Meeting—May 15, 2018
and Proxy Statement

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION
1001 Air Brake Avenue
Wilmerding, Pennsylvania 15148

Dear Stockholder:

We invite you to attend the annual meeting of stockholders of Westinghouse Air Brake Technologies Corporation, doing business as Wabtec Corporation, on May 15, 2018 at 11:30 a.m. in Pittsburgh, Pennsylvania.

This booklet includes the formal notice of the meeting and the proxy statement. Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on a website referenced in the Notice or request a printed or e-mailed set of the proxy materials. Instructions regarding how to access the proxy materials over the Internet or to request a printed or e-mailed copy may be found in the Notice. In addition, stockholders may request proxy materials in printed or e-mailed form by mail, telephone or electronically by email on an ongoing basis.

The Notice was mailed to stockholders, and the proxy materials were first given to stockholders via Internet access, on or about April 5, 2018. On or before the time that the Notice was sent to stockholders, all materials identified in the Notice were publicly accessible, free of charge, at the website address specified in the Notice. Such materials will remain available on that website until the proxy materials for the 2019 annual meeting of stockholders are made available.

The proxy statement tells you more about the items upon which we will vote at the meeting. It also explains how the voting process works and gives information about our director candidates.

Whether or not you plan to attend the annual meeting, please cast your vote by proxy over the Internet by following the instructions provided in the Notice, by telephone or by requesting a paper proxy card to sign, date and return by mail. Regardless of the method used, please vote your shares so that enough shares are represented to allow us to conduct the business of the annual meeting. Voting over the Internet, by telephone or by proxy card if you request one does not affect your right to vote in person if you attend the annual meeting.

Sincerely yours,

Albert J. Neupaver
Chairman

April 5, 2018

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION
1001 Air Brake Avenue
Wilmerding, Pennsylvania 15148

NOTICE OF 2018 ANNUAL MEETING

Date, Time and Place

•	May 15, 2018
•	11:30 a.m.
•	The Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania 15222

Purpose

•	Elect four directors for a term of three years
•	Approve an advisory (non-binding) resolution relating to the approval of 2017 named executive officer compensation
•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year
•	Conduct other business if properly raised

Procedures

•	If you own stock directly, please vote by proxy over the Internet, by telephone or by requesting a proxy card.
•	If you own stock through a bank, stockbroker or trustee, please vote by following the instructions included in the material that you receive from your bank, stockbroker or trustee.
•	Only stockholders of record on March 21, 2018 receive notice of and may vote at the meeting.

Your vote is important. Please vote over the Internet, by telephone or by requesting a proxy card.

David L. DeNinno
Executive Vice President,
General Counsel and
Secretary

April 5, 2018

General

We have provided you this booklet and proxy materials on or about April 5, 2018 because the Board of Directors of Westinghouse Air Brake Technologies Corporation, doing business as Wabtec Corporation (“Wabtec” or the “Company”), is soliciting your proxy to vote at the Company’s 2018 annual meeting of stockholders.

Who May Vote

Stockholders of Wabtec as reflected in our stock records at the close of business on March 21, 2018 may vote. You have one vote for each share of Wabtec common stock you own.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Your vote is important.

If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods:

•	Vote by Internet, by going to the website address www.proxypush.com/wab and following the instructions for Internet voting shown on the website.
•	Vote by Telephone, by dialing 1-866-883-3382 and following the instructions for telephone voting shown on the proxy card.
•	Vote by Proxy Card, by completing, signing, dating and mailing a proxy card in the envelope provided if you requested copies of these proxy materials.

If you vote by Internet or telephone, you do not need to request a proxy card.

Shares registered in your name are generally covered by one Notice. If you hold shares through someone else, such as a bank, stockbroker, or trustee, you will get a Notice from them asking you to vote. Please follow the instructions on their Notice. Please vote with respect to each Notice you receive.

How a Proxy Works

Giving us a proxy means you authorize us to vote your shares in accordance with your directions. If you return your signed proxy card but do not make any selections as to how you wish to vote on a particular matter, your shares will be voted in favor of our director candidates, in favor of the approval of the advisory (non-binding) resolution relating to the approval of the 2017 named executive officer compensation, and in favor of ratifying the appointment of Ernst & Young LLP, as the case may be.

Changing Your Vote

You may revoke your proxy before it is voted by submitting a new proxy with a later date, including a proxy given over the Internet or by telephone, by voting in person at the meeting or by a notification in writing to the Secretary of Wabtec at 1001 Air Brake Avenue, Wilmerding, PA 15148.

Common Stock Outstanding

As of the close of business on March 21, 2018, approximately 96,122,844 shares of Wabtec common stock were issued and outstanding. All share and per share amounts in this proxy statement have been adjusted to reflect the two for one stock split (in the form of a 100% stock dividend) of Wabtec common stock effected on June 11, 2013.

Quorum and Voting Information

To conduct the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares entitled to vote must be present in person or represented by proxy at the meeting. You are considered a part of the quorum if you vote over the Internet, by telephone or by submitting a properly signed proxy card if you requested copies of the proxy materials.

Abstentions and broker non-votes (i.e., proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal) are counted as present in determining whether the quorum requirement for the annual meeting is satisfied.

For Proposal 1, the four nominees for director with the most votes are elected, subject to the following guidelines adopted by the Board. Wabtec’s Corporate Governance Guidelines require that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender an offer of resignation for consideration by the Board. The Nominating and Corporate Governance Committee will evaluate the director’s offer of resignation and recommend to the Board whether to accept or reject the offer of resignation. The Board will act to accept or reject the offer within 90 days following certification of the stockholder vote at the stockholder meeting at which the election of directors was held. The Company will publicly disclose the Board’s decision and the reasons behind the decision. A director who offers his or her resignation pursuant to these guidelines will not participate in a committee or Board decision regarding it.

The approval of each of Proposals 2 and 3 requires a favorable vote of a majority of the shares present and entitled to vote on the applicable matter. An abstention will have the same effect as a vote against each applicable proposal. Broker non-votes with respect to Proposals 2 and 3 will have no effect on the outcome of the vote with respect to that proposal.

Approval of any other matter that properly comes before the annual meeting requires the favorable vote of a majority of shares present and entitled to vote on the matter, unless the matter requires more than a majority vote under statute or our amended and restated by-laws. An abstention will have the same effect as a vote against the proposal. Broker non-votes with respect to any such proposal will have no effect on the outcome of the vote with respect to that proposal.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the ratification of the independent auditor (Proposal 3), the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all if you do not give instructions.

Common Stock Ownership

Director and Executive Officer Stock Ownership

Under the proxy rules of the Securities and Exchange Commission (the “SEC”), a person beneficially owns Wabtec common stock if the person has the power to vote or dispose of the shares, or if such power may be acquired, by exercising options or otherwise, within 60 days. The table below shows the number of shares of Wabtec common stock beneficially owned as of January 31, 2018 by our directors, nominees for director, Chief Executive Officer, Chief Financial Officer and the other named executive officers, and the directors and executive officers as a group. Each person has sole voting power and sole dispositive power with respect to the shares listed unless indicated otherwise.

Named Executive Officer	Shares Owned		Percent of Class
Raymond T. Betler	292,021	(1)(2)(3)	*
Patrick D. Dugan	77,328	(1)(2)	*
Stéphane Rambaud-Measson	30,367	(1)(2)	*
David L. DeNinno	74,821	(1)(2)	*
Scott E. Wahlstrom	158,541	(1)(2)	*
Albert J. Neupaver	885,753	(1)(2)	*
Director/Nominee	Shares Owned		Percent of Class
Philippe Alfroid	2,516	(1)	*
Robert J. Brooks	470,525	(1)(2)(4)(5)	*
Erwan Faiveley	6,309,815	(1)(6)	6.57%
Emilio A. Fernandez	1,394,751	(1)(2)(5)(7)	1.45%
Lee B. Foster, II	40,700	(1)(2)(8)	*
Linda S. Harty	4,634	(1)	*
Brian P. Hehir	35,905	(1)(2)(9)	*
Michael W.D. Howell	5,106	(1)	*
William E. Kassling	1,211,758	(1)(2)(5)(10)	1.26%
Nickolas W. Vande Steeg	19,221	(1)	*
Directors and Executive Officers as a Group (19 persons)	11,064,120	(1)(2)	11.49%
*	Less than 1%
(1)	Includes restricted shares as follows: Mr. Betler 50,100; Mr. Dugan 18,087; Mr. Rambaud-Measson 26,151; Mr. DeNinno 21,187; Mr. Wahlstrom 8,867; Mr. Neupaver 34,544; each other non-employee director 1,835; and all directors and executive officers as a group 184,557. The restricted stockholders have sole voting power with respect to the restricted shares but do not have sole or shared dispositive power until the restricted shares vest.
(2)	Includes options that are exercisable on or within 60 days of January 31, 2018 as follows: Mr. Betler 115,865; Mr. Dugan 14,280; Mr. Rambaud-Measson 0; Mr. DeNinno 18,690; Mr. Wahlstrom 30,205; Mr. Neupaver 227,680; Mr. Brooks 8,000; Mr. Fernandez 8,000; Mr. Foster 8,000; Mr. Hehir 8,000; Mr. Kassling 8,000; and all directors and executive officers as a group 457,428.
(3)	Includes 122,662 shares owned by Mr. Betler. Also includes 53,494 shares owned by a grantor annuity trust established by Mr. Betler.
(4)	Includes 84,221 shares owned by Mr. Brooks. Also includes 374,804 shares owned by Suebro, Inc., a Delaware holding company and 3,500 shares owned by the Brooks Family Foundation.
(5)	Includes certain shares pledged to financial institutions as collateral for credit arrangements at December 31, 2017 as follows. Mr. Kassling had a margin balance of approximately $150,000, a reduction of approximately $6.5 million from the prior year. Mr. Kassling has pledged 475,000 shares of Wabtec stock. Mr. Brooks had a margin balance of approximately $11.6 million, a reduction of approximately $1 million from the prior year. Mr. Brooks has pledged 374,804 shares of Wabtec stock. Additionally, there are also non-Wabtec shares pledged against the margin balance in the amount of $8.3 million. Mr. Fernandez had a margin balance of approximately $3.3 million. Mr. Fernandez has pledged 324,479 shares of Wabtec stock, which was a decrease of 500,000 shares of Wabtec stock pledged against the margin balance from the prior year. On February 29, 2016, the Company’s Board adopted a policy prohibiting future pledges of Company stock as collateral for credit arrangements and requiring any such existing pledges to be eliminated by December 30, 2016 unless it is reasonably impracticable to do so and an extension is granted by the Board. During 2017, the Board approved an extension for Messrs. Kassling, Brooks and Fernandez based upon substantial ongoing progress made in unwinding the pledge agreements and will again review these outstanding pledges during 2018.

(6)	Includes 6,306,781 shares held by the Faiveley Family Interests as described in Footnote (4) to the table below.
(7)	Includes 872,401 shares owned by Mr. Fernandez. Also includes 514,350 shares owned by Mr. Fernandez’s wife. Mr. Fernandez disclaims beneficial ownership of the shares held by his wife.
(8)	Includes 15,200 shares owned by Mr. Foster and 17,500 shares held by Lee B. Foster II Dynasty Trust.
(9)	Includes 24,905 shares owned by Mr. Hehir. Also includes 3,000 shares held by the Brian P. Hehir and Janet S. Hehir Foundation for which Mr. Hehir serves as a trustee.
(10)	Includes 71,824 shares owned by Mr. Kassling. Also includes 1,128,654 shares owned by Davideco, a Delaware corporation, and 3,280 shares owned by Mr. Kassling’s wife. Mr. Kassling disclaims beneficial ownership of the shares held by his wife.

Owners of More Than 5%

The following table shows shareholders who are known to Wabtec to be a beneficial owner of more than 5% of Wabtec’s common stock as of March 21, 2018.

Name and Address of Beneficial Owner	Beneficial Ownership (1)		Percentage of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,779,634	(2)	8.09%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,382,288	(3)	7.68%

Faiveley Family Interests 3, rue du 19 mars 196Z 92230 Gennevilliers, France	6,306,781	(4)	6.56%

Farallon Capital Partners, L.P. c/o Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, California 94111	5,409,481	(5)	5.63%

EdgePoint Investment Group Inc. 150 Bloor Street West, Suite 500 Toronto, Ontario M5S 2X9, Canada	5,143,571	(6)	5.35%

(1)	Under SEC regulations, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each person has sole voting power and sole investment power as to all shares listed opposite such person’s name.

(2)	Based solely upon the information in the Schedule 13G/A filed January 23, 2018, BlackRock, Inc. has sole dispositive power with respect to 7,779,634 shares and sole voting power with respect to 7,171,303 shares.
(3)	Based solely upon the information in the Schedule 13G/A filed February 9, 2018, The Vanguard Group has sole dispositive power with respect to 7,299,017 shares, sole voting power with respect to 67,195 shares, shared dispositive power with respect to 83,271 shares and shared voting power with respect to 20,102 shares.
(4)	Based solely upon the information in the Schedule 13D filed December 9, 2016, the Faiveley family members and entities described therein (collectively, the “Faiveley Family Interests”) have voting and dispositive power with respect to Wabtec’s common stock as follows: (i) Mr. Erwan Faiveley may be deemed to have sole power to direct the voting and disposition of 1,199 shares, and the shared power to direct the voting and disposition of 6,306,781 shares; (ii) Mr. Francois Faiveley may be deemed to have sole power to direct the voting and disposition of 190 shares, and the shared power to direct the voting and disposition of 6,306,781 shares; (iii) Financiére Faiveley S.A. may be deemed to have the shared power to direct the voting and disposition of 5,328,631 shares; (iv) Famille Faiveley Participations S.A.S. may be deemed to have the shared power to direct the voting and disposition of 6,306,781 shares; and (v) Faivinvest S.C.A. may be deemed to have shared power to direct the voting and disposition of 6,306,781 shares.
(5)	Based solely upon the information in the Schedule 13G/A filed February 14, 2018. Farallon Capital Partners, L.P. and its affiliates have, in the aggregate, shared dispositive power and shared voting power with respect to 5,409,481 shares.
(6)	Based solely upon the information in the Schedule 13G filed February 13, 2018. EdgePoint Investment Group Inc. has shared dispositive power and shared voting power with respect to 5,143,571 shares.

Section 16(a) Beneficial Ownership
Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of beneficial ownership and changes in beneficial ownership of Wabtec stock. Directors and officers must furnish us with copies of these reports. Based on these copies and directors’ and executive officers’ representations, we believe all directors and executive officers complied with the requirements of Section 16(a) in 2017 except that, due to administrative error, each executive officer was late in the reporting of the withholding of shares to cover tax obligations related to the vesting of restricted shares in March 2017.

Proposal 1—Election of Directors

Wabtec’s Board of Directors currently has thirteen members. The Board has determined that the number of Directors on the Board shall be no more than thirteen, and no less than seven. The Board is divided into three classes whose terms of office end in successive years. Erwan Faiveley, Linda S. Harty, Brian P. Hehir and Michael W.D. Howell, whose terms of office are expiring, have been nominated to serve for new terms ending in 2021. Mr. Vande Steeg has reached the mandatory retirement age to serve on the board and was not nominated to continue to serve an additional term. Mr. Vande Steeg intends to resign his position on the board at the Annual Meeting of shareholders. All nominations were made by the Nominating and Corporate Governance Committee, as further described under “The Nominating and Corporate Governance Committee” on page 12, and approved by the entire Board of Directors.

Our Corporate Governance Guidelines require our directors to possess qualities and skills necessary to oversee the management of Wabtec. The Nominating and Corporate Governance Charter establishes a commitment to find nominees for membership on the Board of Directors that are of the highest possible caliber and are able to provide insightful, intelligent and effective guidance to the management of Wabtec. As part of this process, the Nominating and Corporate Governance Charter requires the Nominating and Corporate Governance Committee to ensure that the Board of Directors consists of individuals from diverse educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. Under the Corporate Governance Guidelines, it is the responsibility of the Nominating and Corporate Governance Committee to establish, and from time to time review with the Board, the requisite skills and characteristics for new Board members. In assessing potential nominees, the Nominating and Corporate Governance Committee will take into account the following criteria:

•	background,
•	skill needs,
•	personal characteristics,
•	diversity, inclusive of gender, race and ethnicity, and
•	business experience.

With respect to nomination of continuing directors for re-election, the committee also reviews and considers each nominee’s contributions to the Board. The Nominating and Corporate Governance Committee’s process to recommend qualified director candidates is further described on page 12 under “The Nominating and Corporate Governance Committee.” As described above, and although the Board does not have a separate diversity policy, the Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director pursuant to its charter. The Board and the Nominating and Corporate Governance Committee believe it is essential that the Board members represent diverse backgrounds. In considering nominees for director, the Nominating and Corporate Governance Committee conducts inquiries into the background and qualifications of possible candidates and actively recruits qualified individuals. The Nominating and Corporate Governance Committee assesses the effectiveness of its approach as part of the annual review of its charter and the Corporate Governance Guidelines and as part of its annual review of the effectiveness of the Board and each committee of the Board.

Wabtec’s Corporate Governance Guidelines require that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender an offer of resignation for consideration by the Board. The Nominating and Corporate Governance Committee will evaluate the director’s offer of resignation and recommend to the Board whether to accept or reject the offer of resignation. The Board will act to accept or reject the offer within 90 days following certification of the stockholder vote at the stockholder meeting at which the election of directors was held. The Company will publicly disclose the Board’s decision and the reasons behind the decision. A director who offers his or her resignation pursuant to these guidelines will not participate in a committee or Board decision regarding it.

The description of each director and each nominee set forth below includes biographical information, on a director by director basis, and highlights the specific experience, qualifications, attributes, background and education of each director and each nominee that led the Board to conclude that each director or nominee should serve on the Board. In addition to the qualifications described in the biographical information set forth below, the Nominating and Corporate Governance Committee and the Board also determined that each director and each nominee possesses certain intangible attributes and skills, which led to the conclusion that each director and each nominee meets the criteria set forth in the Corporate Governance Guidelines and is qualified to serve as one of our directors. These intangible attributes and skills include, as to each nominee, integrity, the capacity to evaluate business issues and make practical and mature judgments, willingness to devote the necessary time and effort required to serve on our Board, the skills and personality to work effectively and collegially with other directors on a Board that is responsive to Wabtec’s needs, and the self-confidence and communication skills to participate effectively in Board discussions.

Vote Required

Your proxy will be voted “for” the election of these nominees unless you withhold authority to vote for any one or more of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the Board names one.

Only votes “for” a candidate are counted in the election of directors. The three nominees who receive the most votes will be elected as directors.

The Board recommends you vote FOR each of the following director nominees.

Director Nominees to Serve for Three-Year Term Expiring in 2021

Erwan Faiveley Age 38 Director since 2016
Mr. Faiveley was a member of the Board of Faiveley Transport, S.A., a leading provider of value-added, integrated systems and services that now is a wholly owned subsidiary of Wabtec, from January 2005 until December 2016. Mr. Faiveley also has served as President and Chairman of the Board of Financiére Faiveley S.A. and Famille Faiveley Participations S.A.S. since January 2005, and is a Manager (Gérant) of Faivinvest S.C.A.

Mr. Faiveley has over 11 years of experience in executive and board positions in the financial and transportation industry. His knowledge of the transportation industry and his experience as a director of Faiveley Transport, S.A. make him well suited to provide guidance to the Board while Faiveley has been integrated with Wabtec.

Linda S. Harty Age 57 Director since 2016
Ms. Harty served as Treasurer of Medtronic, plc., a global leader in medical technology services and solutions, from February 2010 to April 2017. Prior to her tenure with Medtronic, she held executive and management positions with Cardinal Health, RTM Restaurant Group, BellSouth, ConAgra and Kimberly-Clark.

Ms. Harty is a member of the Board of Directors of Parker-Hannifin Corporation and serves on the Audit Committee as Chair and as a member of the Finance Committee. Ms. Harty is also a member of the Board of Directors of Syneos Health, serves as lead independent director, and is a member of the Audit Committee and Compensation Committee.

Ms. Harty’s extensive financial expertise, particularly in the areas of treasury, tax, decision support and acquisitions, will serve as a valuable resource to Wabtec’s Board and our management team. Ms. Harty’s insights and perspectives will be especially helpful as the Company continues to strengthen and grow while navigating a challenging global market. In addition, her service to the boards of other publicly traded companies provides further expertise and insight into corporate governance issues.

Brian P. Hehir Age 64 Director since 2007	Retired in June 2008 from Merrill Lynch after 25 years of service; Vice Chairman of Investment Banking for Merrill Lynch from 1999 to 2008.

Member of the St. Francis Hospital Board of Trustees from 2011 to 2016. Member of Georgetown University School of Nursing and Health Studies Board of Visitors from October 2003 to February 2011; Member of University of Connecticut Health Center Board of Directors from November 2005 to July 2009; Member from 2004 to 2010 and Treasurer from 2006 to 2010 of U.S. Lacrosse Foundation Board of Directors.

Mr. Hehir has had an extensive career in global financial markets with over 30 years of experience working in investment banking, financing, corporate advisory services and capital markets. In this capacity, he advised clients on mergers and acquisitions and other corporate transactions, which are an integral part of Wabtec’s growth strategy. His experience from the highly regulated investment banking industry also provides the Board with a critical perspective on risk management.

Michael W.D. Howell Age 70 Director since 2003
Chief Executive Officer of Transport Initiatives Edinburgh Limited from May 2002 to July 2006; Chairman of FPT Group Limited for six years starting in April 1998; Chairman of EVO Electric Limited, London, from September 2007 to February 2012.

Member of Council (Board) of the University of Leeds, UK from September, 2016; Director of Hutchison China Meditech Limited, Hong Kong from May 2006 to March 2017; Member of Court (Director) of Clothworkers’ Company, London since 1999; Master (Chairman) of Clothworkers’ Company, London 2014 and 2015; Chairman of Trustees of City & Guilds of London Institute from September 2006 to October 2012.

Mr. Howell has 35 years of experience from executive and board positions with various companies in the railroad business, such as Cummins Engine Company, Inc., GE Canada, Inc., General Electric Company, Inc., Railtrack Group PLC and Transport Initiatives Edinburgh Limited. His understanding of many aspects of the United States and international railroad industries, as well as his CEO and Chairman experience, provides the Board with a broad and relevant background regarding the management and operations of a growing public company in the railroad industry.

Continuing Directors with Three-Year Term Expiring in 2020

Philippe Alfroid Age 72 Director since 2016
Mr. Alfroid has served as a director of Essilor International since 1996, serving on the Audit Committee and Nomination Committee; as a director of Gemalto since 2010, serving on the Remuneration Committee as Chairman, as well as the Mergers and Acquisition Committee; as a director of Faiveley Transport, S.A. (from 2009-2016), serving as Chairman of the Supervisory Board; and as a director of Eurogerm since 2011.

Mr. Alfroid previously served as Chief Operating Officer of Essilor International, the world leader in ophthalmic optics (1996-2009) and previously held several operational and senior management positions in Essilor International including Chief Financial Officer (1991-1996); and as Chairman of Sperian Protection (2003-2005), a leader in personal protective equipment.

Mr. Alfroid has over three decades of experience in executive and board positions in a variety of industries, including the transportation industry and large international companies. His knowledge of the transportation industry, understanding of the Company and his experience as a director of Faiveley Transport, S.A., make him well suited to provide guidance to the Board while Faiveley has been integrated with Wabtec.

Raymond T. Betler Age 62 Director since 2014
President and Chief Executive Officer of Wabtec since May 2014; President and Chief Operating Officer of Wabtec from May 2013 until May 2014; Chief Operating Officer of Wabtec from December 2010 until May 2013; Vice President and Group Executive of the Transit Group of Wabtec from August 2008 until December 2010; President, Total Transit Systems for Bombardier Transportation from 2004 to 2008; various executive roles from 1979 to 2004 within Bombardier Transportations and its predecessors (Westinghouse, AEG Transportation and ABB Daimler-Benz Transportation (Adtranz)).

Director of Dollar Bank, CNX Midstream Partners, National Safety Council, Carnegie Science Center and Wabtec Foundation. Trustee of Carnegie Museums of Pittsburgh.

Mr. Betler currently is the President and Chief Executive Officer of Wabtec, a position he has held since May 2014. As a member of the Company’s Executive Office since 2008 and as Chief Operating Officer from 2010 to 2014, he has helped to lead the Company on an unprecedented record of growth. His leadership, business acumen and more than three decades of experience in the transportation industry have played an important role in Wabtec’s recent success. Through his service on corporate and non-profit boards, he has developed insight into corporate governance and public company issues.

Emilio A. Fernandez Age 73 Director since 1995	Vice Chairman of Wabtec since March 1998; Executive Vice President of Wabtec from prior to 1997 to February 1998.

Mr. Fernandez has over 30 years of experience in executive positions in the railroad industry. His knowledge of the rail market, understanding of the Company’s products and his overall business acumen provide the Board with an executive and leadership perspective on our Company and the railroad industry in general.

Lee B. Foster, II Age 71 Director since 1999	Chairman of L.B. Foster Company since 1998; Chief Executive Officer of L.B. Foster Company from prior to 1997 to 2002; President of L.B. Foster Company from prior to 1997 to 2000.

Director of L.B. Foster Company, Capital Guidance Ltd., Dakota, Minnesota & Eastern Railroad (“DM&E”) from 2001 to October 2007 and Wabtec Foundation.

Mr. Foster has had an extensive career within the railroad industry, including 35 years with the L.B. Foster Co., a supplier to the railroad and transit industries, where he has served in a multitude of roles including President, CEO and Chairman, as well as Director. Mr. Foster brings to the Board not only a solid background within the industry, but also his experience on various boards and committees, including the executive committee of DM&E and the audit and compensation committees of the private company Capital Guidance Ltd.

Continuing Directors with Three-Year Term Expiring in 2019

Robert J. Brooks Age 74 Director since 1990	Executive Vice President of Wabtec from November 1999 to March 2004; Chief Financial Officer and Secretary of Wabtec since prior to 1997 to March 2003.

Executive Committee, Board of Trustees, Franklin & Marshall College since 2006; Mayor of Murrysville, Pennsylvania since January 2010; NASDAQ Nominating Committee since 2009; Southwestern Pennsylvania Planning Commission, since 2012.

Mr. Brooks had an extensive career as an executive at Wabtec, including serving as its Chief Financial Officer for many years. His thorough knowledge of Wabtec and the rail industry, and his financial background and experience have enabled him to provide an important executive and leadership perspective to the Board and to the Company.

William E. Kassling Age 74 Director since 1990
Lead Director of Wabtec since May 2013; Chairman of Wabtec from prior to 1997 to May 2013; Chief Executive Officer of Wabtec from May 2004 to January 2006 and from prior to 1997 to February 2001; President of Wabtec from May 2004 to January 2006 and from prior to 1997 to February 1998.

Director of Pittsburgh Penguins Inc., Texas Rangers, Gardner Denver, Inc., the Crosby Group, and Wabtec Foundation.

Due to Mr. Kassling’s experience as an officer and director of Wabtec, he has extensive knowledge of the Company and the industry, and has also served as a board member for other publicly traded companies, through which he has gained additional experience in corporate governance. With his vast experience, he provides the Board with broad leadership insight on the management and operations of a public company.

Albert J. Neupaver Age 67 Director since 2006
Chairman of Wabtec since May 2017; Executive Chairman of Wabtec from May 2014 to May 2017; Chairman and Chief Executive Officer of Wabtec from May 2013 until May 2014; President and Chief Executive Officer of Wabtec from February 2006 until May 2013; President of the Electromechanical Group of AMETEK, Inc. from 1998 to February 2006.

Director of Wabtec Foundation, Carnegie Science Center, Genesee & Wyoming Inc. and Koppers Inc.; Member of Board of Trustees of the Carnegie Museums. Member of Robbins & Myers, Inc. Board of Directors from January 2009 to February 2013. Member of Board of Trustees of UPMC Children’s Hospital Foundation.

Mr. Neupaver currently is the Chairman of the Board of Wabtec, a position he has held since May 2014. Previously, he was President and Chief Executive Officer of the Company. During that tenure, Mr. Neupaver led the Company on an unprecedented growth initiative throughout the business cycle. His leadership and business acumen have been critical elements in Wabtec’s recent success. He also serves on the boards of non-profit organizations and other public companies, through which he has gained further insight into corporate governance issues.

Stéphane Rambaud-Measson Age 55 Director since 2017
Executive Vice President and Chief Operating Officer of Wabtec since May 2017; President & CEO—Transit Segment of Wabtec from December 2016 to May 2017; Chairman of the Management Board and Chief Executive Officer of Faiveley Transport from April 2014 until November 2016; Executive Vice President of Faiveley Transport from March 2014 to April 2014; From 2008 to April 2014, served as Chief Executive Officer of Veolia Verkehr; Prior to 2008, in various management roles at Bombardier Transport.

Mr. Rambaud-Measson has a wealth of experience in the transportation industry. Mr. Rambaud-Measson’s experience as a multinational executive at various rail companies, including as the chief executive officer of Faiveley Transport, makes him well suited to provide guidance to the Board while Faiveley has been integrated with Wabtec.

Corporate Governance Matters

The Board and Committees

The Board met twelve times during 2017, which included seven telephonic meetings. All directors attended more than 75% of all meetings of the Board and the committees on which they served in 2017. The standing Board committees that help the Board fulfill its duties include the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. The Board also holds regularly scheduled meetings of non-employee directors.

In addition to the independence requirements set forth in the listing standards of the New York Stock Exchange (the “NYSE”), the Board has adopted categorical standards to assist it in determining whether its members meet the independence requirements of the NYSE. These standards provide that the following relationships are deemed to be immaterial and would not in and of themselves impair a director’s independence:

•	a director or an immediate family member is an executive officer or employee of a company that makes payments to, or receives payments from, Wabtec or any of its subsidiaries for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenue;
•	a director serves as an executive officer of a charitable organization and Wabtec’s charitable contributions to such charitable organization in any fiscal year do not exceed the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues; and
•	a director beneficially owns less than 10% of Wabtec’s issued and outstanding common stock.

The Board has reviewed the independence of its members considering these standards and any other commercial, legal, accounting and familial relationships between the directors and Wabtec and has determined that all of its members are independent, with the exception of Mr. Neupaver, Mr. Betler and Mr. Rambaud-Measson. Specifically, none of such independent directors has a material relationship with Wabtec, and each such director meets the Board’s categorical independence standards and the independence requirements of the NYSE listing standards. It is the Company’s policy that all directors attend the annual meeting of stockholders if reasonably possible. All directors attended the 2017 annual meeting of stockholders.

Board Leadership Structure

We have separated the roles of Chief Executive Officer and Chairman of the Board as part of our ongoing succession process. The Chief Executive Officer is responsible for setting the strategic direction for Wabtec and the day to day leadership and performance of the Company. The Chairman provides guidance to the Chief Executive Officer, supports management with its strategic growth initiatives, acquisitions and investor relations, sets the agenda for Board meetings and presides over meetings of the full Board. The Board believes that this structure is in the best interests of Wabtec and provides clear leadership responsibility and accountability, while providing for effective corporate governance and oversight by an independent Board of strong and seasoned Directors with an independent Lead Director. Our Board of Directors appointed Mr. Kassling as “Lead Director” to preside at all 2017 executive sessions of “non-management” directors, as defined under the rules of the NYSE. Our Board has also appointed him as “Lead Director” to preside at all such 2018 executive sessions. The Board generally holds such executive sessions at every regularly scheduled Board meeting. At least one executive session each year is required to be attended only by independent directors. The Board evaluates this leadership structure annually.

The Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing and monitoring the material risks facing the Company.

In its oversight role, the Board of Directors annually reviews Wabtec’s strategic plan, which addresses, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities set forth in its charter, the Audit Committee is responsible for discussing with management Wabtec’s major risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. In this regard, Wabtec’s management prepares a comprehensive risk assessment report and reviews that report with the Audit Committee each Board meeting. This report identifies the material business risks (including strategic, operational, cybersecurity, financial reporting and compliance risks) for the Company as a whole, as well as for each business unit and for corporate common services, and identifies the controls that respond to and mitigate those risks. Wabtec’s management regularly evaluates these controls, and periodically reports to the Audit Committee regarding the controls’ design and effectiveness. The Audit Committee also receives annual reports from management on Wabtec’s ethics program and on environmental compliance. The Compensation Committee extensively reviewed the elements of compensation to determine whether any portion of compensation encouraged excessive risk taking and concluded:

•	significant weighting towards long-term incentive compensation discourages short-term risk taking;
•	rolling three-year performance targets discourage short-term risk taking;
•	incentive awards are capped by the Compensation Committee which discourages excessive risk taking;
•	equity ownership guidelines discourage excessive risk taking; and
•	Wabtec does not face the same level of risks associated with compensation for employees at financial services (traders and instruments with a high degree of risk) or technology companies (rapidly changing markets).

Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of objective factors on excessive risk taking.

The Nominating and Corporate Governance Committee annually reviews Wabtec’s Corporate Governance Guidelines and their implementation. Each committee reports to the full Board.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee approved continued use of its written charter at its February 5, 2018 meeting. A current copy of the charter is available on Wabtec’s website at http://www.wabtec.com.

The principal functions of the Nominating and Corporate Governance Committee are to:

•	identify the skills and characteristics to be found in candidates to be considered to serve on Wabtec’s Board of Directors and to use such to select nominees;
•	recommend nominees for each Board committee;
•	oversee the corporate governance of Wabtec; and
•	recommend changes to Wabtec’s corporate governance guidelines.

The Committee met three times during 2017. The members of the Nominating and Corporate Governance Committee in 2017 were Mr. Brooks, Mr. Faiveley, Mr. Fernandez, Mr. Hehir, Mr. Howell and Mr. Vande Steeg, who were each independent, as independence for such members is defined in the listing standards of the NYSE and the rules of the SEC. Mr. Fernandez is the Chairman of the Nominating and Corporate Governance Committee.

The Committee will consider director nominees recommended by stockholders. Stockholders wishing to recommend a director candidate for consideration by the Committee can do so by writing the Secretary of Wabtec at 1001 Air Brake Avenue, Wilmerding, PA 15148 and giving the candidate’s name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. No candidates for Board membership have been put forward by stockholders for election at the 2018 annual meeting of stockholders. Our amended by-laws require that for a stockholder to recommend a director nominee, notice in writing must be given to the Secretary of Wabtec no later than the 60th day and no earlier than the 120th day prior to the first anniversary of the previous year’s annual meeting proxy statement.

In evaluating candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials. The Committee is guided by the goal set forth in its charter of ensuring that the Board consists of individuals from diverse backgrounds (including diversity of gender, race and ethnicity) who collectively provide meaningful counsel to management. The Committee also considers the candidate’s character, integrity, experience, understanding of strategy and policy-setting and reputation for working well with others. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee. If candidates are recommended by the Company’s stockholders, such candidates will be evaluated using the same criteria. With respect to nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Audit Committee

The Audit Committee acts under a written charter. The Audit Committee reviewed and approved the continued use of its written charter at its February 5, 2018 meeting. A current copy of the charter is available on Wabtec’s website at http://www.wabtec.com.

The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility to stockholders, the investment community and others relating to the integrity of Wabtec’s financial statements, its financial reporting process, its systems of internal accounting and financial controls, the performance of Wabtec’s internal audit function and independent registered public accountants, the independent registered public accountant’s qualifications and independence, and Wabtec’s compliance with ethics policies and legal and regulatory requirements. The Committee is directly responsible for appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm engaged by Wabtec. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Wabtec regarding accounting, internal controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee met six times in 2017, including one telephonic meeting. The members of the Audit Committee in 2017 were Mr. Alfroid, Mr. Brooks, Mr. Foster, Mr. Hehir, Mr. Fernandez and Ms. Harty. Ms. Harty is the Chairperson of the Audit Committee. Each of the foregoing members of the Audit Committee during 2016, and currently, is independent, as independence is defined in the rules of the SEC and in the listing standards of the NYSE. The Board has determined that Ms. Harty, the Audit Committee’s Chairperson, qualifies as an “audit committee financial expert” as defined in the regulations of the SEC.

Audit Committee Report

The Audit Committee is responsible for reviewing Wabtec’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In the performance of our oversight function, we meet with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We meet privately with the independent registered public accountants, who have unrestricted access to the Audit Committee. Specifically, we have reviewed and discussed with management and the independent registered public accountants the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2017.

The Audit Committee discussed and reviewed with the Company’s independent auditors all communications required by auditing standards of the Public Company Accounting Oversight Board (PCAOB) (United States), including those described in PCAOB Auditing Standard No. 1301, “Communications with Audit Committees,” and Rule 2-07, “Communication with Audit Committees,” of Regulation S-X and, with and without management present, discussed and reviewed the results of the independent auditors examination of the financial statements. In addition, the Audit Committee has discussed various matters with the independent auditors related to the Company’s consolidated financial statements, including all critical accounting policies and practices used, all alternative treatments for material items that have been discussed with the management of the Company, and all other material written communications between the independent auditors and management.

Furthermore, we have received and reviewed the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and have discussed with the independent registered public accountants their independence.

Based on the review and discussions referred to above, we recommended to the Board of Directors that Wabtec’s audited financial statements, as of and for the fiscal year ended December 31, 2017, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

Respectfully submitted,

Linda S. Harty, Chairperson
Philippe Alfroid
Robert J. Brooks
Emilio A. Fernandez
Lee B. Foster, II
Brian P. Hehir

The Compensation Committee

The Compensation Committee provides assistance to the Board relating to the compensation of Wabtec’s officers and directors. The Compensation Committee has authority, pursuant to its charter, to make recommendations to the Board, which then establishes compensation. The Compensation Committee’s principal responsibilities include:

•	reviewing and approving goals and objectives for the Chief Executive Officer and determining the Chief Executive Officer’s compensation;
•	reviewing and recommending compensation of all directors and officers; and
•	recommending incentive compensation plans and equity-based plans.

The Compensation Committee members in 2017 were Mr. Foster, Mr. Hehir, Mr. Howell and Mr. Vande Steeg, who were each independent, as independence for such members is defined in the rules of the SEC and the listing standards of the NYSE. In addition, the Compensation Committee members each qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Mr. Foster served as the Compensation Committee’s Chairman. The Nominating and Governance Committee recommends the Compensation Committee members who are approved by the full Board of Directors. The Compensation Committee met five times in 2017. The Compensation Committee approved continued use of its written charter at its February 5, 2018 meeting. A copy of the written charter is available on Wabtec’s website at http://www.wabtec.com.

The Compensation Committee reviews our executive compensation arrangements and recommends changes or adjustments to the Board, which then establishes these items. Base salaries are established at the beginning of the fiscal year and cash and equity bonuses (“Bonuses”) are awarded after fiscal year results are available. Base salaries depend mainly on the executive officer’s position and responsibility, while Bonuses are based on pre-established performance factors. These factors are established at the beginning of the year and include (i) a financial performance factor measuring either earnings per share or earnings before interest and taxes, and working capital management, and (ii) a personal performance factor which measures whether the individual executive attained certain quantitative and measureable goals established for that executive.

Executive officers also receive long-term incentive compensation. With respect to the long-term incentive portion of executive compensation, the Compensation Committee has discretion to grant equity-based, long-term incentive awards under our 2011 Stock Incentive Plan, as amended and restated (the “2011 Stock Incentive Plan”). Such awards take the form of stock options, performance units and restricted share awards. The Compensation Committee bases the amount of the award upon the executive’s job level, as well as other factors. These factors include benchmarking the total compensation an executive may earn to ensure it is competitive, compensating executives in a “pay for performance” manner and aligning the interests of the executives with the interests of the shareholders. The Committee also reviews the ratio of total compensation to total target cash compensation to ensure that the mix of long-term compensation is appropriate for each executive.

The Chief Executive Officer and the Executive Vice President of Human Resources suggest guidelines in discussions with the Compensation Committee regarding executive compensation. They provide recommendations and information regarding the competitiveness of the industry, key employees, performance of individuals, succession planning and other relevant data to the committee. The Chief Executive Officer is not present during any discussions concerning his own compensation. The Compensation Committee also has the authority to retain compensation consultants, advisors and legal counsel as it deems necessary and has the sole authority to approve such consultants’ fees, which are payable by the Company. The Compensation Committee engaged the consulting firm Pay Governance, LLC (“Pay Governance”) during 2017. During its engagement, Pay Governance provided the following services: (i) reviewed and assessed the Company’s current compensation practices for executives and non-employee directors; (ii) reviewed the current peer group and made recommendations to update the peer group; (iii) reviewed and provided a pay for performance assessment of the Chief Executive Officer compensation; and (iv) provided benchmarking of peer group and relevant industry data. In addition, Pay Governance reviewed and assessed the competitiveness of compensation provided to non-employee members of the Company’s Board of Directors. This review included benchmarking of the Peer Group and relevant industry data.

The Compensation Committee and Board adopted a recoupment policy during 2013. The recoupment policy provides that in the event of a financial restatement or a determination by the Board that misconduct by a responsible party caused financial or reputational harm to the Company, recoupment of cash bonuses and equity awarded as well as gains realized from the exercise of options may be pursued.

Compensation Committee Interlocks and Insider Participation

During 2017, Wabtec had no interlocking relationships in which (i) an executive officer of Wabtec served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of Wabtec; (ii) an executive officer of Wabtec served as a director of another entity, one of whose executive officers served on the Compensation Committee of Wabtec; or (iii) an executive officer of Wabtec served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Wabtec. No member of the Compensation Committee was at any time during the 2017 fiscal year or at any other time an officer or employee of the Company, and no member had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 16 through 23 of this proxy statement with management.

Based on this review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement, and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

Respectfully submitted,

Lee B. Foster, II, Chairman
Brian P. Hehir
Michael W. D. Howell
Nickolas W. Vande Steeg

Executive and Director Compensation

Compensation Discussion and Analysis

Named Executive Officers

As of December 31, 2017, our named executive officers (“NEOs”) were:

Name	Title
Raymond T. Betler	President and Chief Executive Officer
Patrick D. Dugan	Executive Vice President and Chief Financial Officer
Stéphane Rambaud-Measson	Executive Vice President and Chief Operating Officer
David L. DeNinno	Executive Vice President, General Counsel and Secretary
Scott E. Wahlstrom	Executive Vice President, Human Resources
Albert J. Neupaver	Chairman

Mr. Neupaver was no longer an officer of Wabtec as of June 1, 2017.

Executive Summary

This Compensation Discussion and Analysis should be read in conjunction with the tabular and narrative disclosures beginning on page 24 of this Proxy Statement. See “Executive Compensation Philosophy and Objectives” and the tables that follow for more information regarding our executive compensation programs.

Principle Elements of Executive Compensation

We provide three main elements of compensation: base salary, annual cash incentives, and long-term equity incentives delivered in the form of restricted stock awards and units, stock options and performance units. Performance-based incentives comprise the majority of compensation provided to each of our executives. Our other benefits and perquisites consist of life and health insurance benefits, social and health club dues, and a qualified 401(k) savings plan (including company matching contributions).

Compensation Practices

The Compensation Committee has implemented the following best practices with respect to the executive compensation program:

What we do:

•	The Compensation Committee reviews the executive compensation arrangements each year and considers the Company’s long-term business strategy, the results of the most recent say-on-pay advisory vote and contemporary market practices as periodically provided by an independent consultant.
•	The Compensation Committee uses the Company’s stock price and other value-creating financial metrics such as earnings before interest and taxes, earnings per share, working capital, and economic profit in our executive incentive arrangements.
•	The Compensation Committee annually reviews the risks associated with our compensation programs and mitigates the risks by:
•	capping incentive payouts earned under our annual cash incentive award plan and our performance unit long-term incentive plan;
•	maintaining stock ownership guidelines for executive management and non-employee directors;
•	maintaining a recoupment policy that applies to our cash and equity incentive awards; and
•	maintaining a policy that prohibits the hedging of Company stock.
•	The Compensation Committee and the Company require both a qualified change in control and termination (double trigger) in order for any cash severance to be paid under our change in control agreements.

What we don’t do:

•	The Company provides no gross-up for income or excise taxes on perquisites or severance benefits related to a change in control.
•	The Company does not provide executives with an enhanced executive retirement program but rather a defined contribution or defined benefit plan similar to that provided to all employees in the country where such employees reside.
•	The Company does not provide dividends or dividend equivalents on unearned performance shares.
•	The Company does not re-price or backdate stock options.

2017 Business Highlights

In 2017, Wabtec’s sales increased 32 percent compared to 2016, mainly due to the acquisition of Faiveley Transport in late 2016. Earnings per diluted share in 2017 decreased 19 percent, mainly due to higher expenses from restructuring, integration and contract adjustments related to the acquisition. In 2017, the Company’s Total Shareholder Return was -1 percent, including dividends, compared to the average Total Shareholder Return for our Peer Index Group for 2017 of 35 percent. For the five years ended December 31, 2017, the Company’s Total Shareholder Return was 18 percent, compared to the average Total Shareholder Return for our Peer Index Group for the same period of 21 percent.

Role of 2017 Advisory Vote on Executive Compensation in the Compensation Decision Process

The Compensation Committee reviewed the results of the 2017 stockholder advisory vote on executive officer compensation and incorporated the results as one of the many factors considered in connection with the discharge of its responsibilities. Because a substantial majority (approximately 93%) of our stockholders approved the compensation program described in our 2017 proxy statement, the Compensation Committee interpreted this strong level of support as affirmation of the design and objectives of our 2016 executive compensation programs. Accordingly, no changes were made to our executive compensation programs as a result of this vote.

Executive Compensation Philosophy and Objectives

Overview. This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who served as named executive officers during 2017. This discussion focuses primarily on the fiscal year 2017 information contained in the following tables and related footnotes and narrative. We discuss compensation actions taken prior to 2017 or in 2018 if we believe it provides relevant information.

The principal elements of our executive compensation program are base salary, annual cash incentives, and long-term equity incentives in the form of restricted stock awards and units, stock options and performance units. Our other benefits and perquisites consist of life and health insurance benefits, social and health club dues, and a qualified 401(k) savings plan (including company matching contributions). Our philosophy is to position the aggregate of these elements at the average of that paid to executives of our peers with similar responsibilities. To ensure that the Company is able to attract and retain high potential executives, the Company benchmarks executive compensation using compensation surveys of similar-sized companies and also uses an index average based on available proxy disclosure compensation information of similar-sized manufacturing companies. This index is comprised of: AGCO Corp., Ametek, Colfax Corp., Crane Co., Dana Incorporated, Dover Corp, Greenbrier Companies, Flowserve Corp., Navistar International Corp., Oshkosh Corp., Regal Beloit, Rockwell Automation Inc., Rockwell Collins, Inc., Snap-On Inc. Trinity Industries, Terex Corp., WABCO Holdings, and Xylem Inc., (the “Peer Index Group”).

Objectives and Philosophy. The overall objectives of our executive compensation program are to (i) enable us to attract, motivate and retain key executive talent essential to the achievement of our short-term and long-term business objectives; (ii) provide compensation competitive with others in our industry; (iii) reward senior executive officers in a “pay for performance” manner for accomplishment of pre-defined business goals and objectives; and (iv) align the interests of our executives with our stockholders. A significant portion of total executive compensation is variable compensation linked to corporate, business unit and individual performance. Our objective is to provide a significant portion of an executive’s total compensation in a form that is contingent upon achieving established performance goals. In regard to compensation based on performance, our objective is to provide a significant portion of such compensation in the form of equity awards.

In 2017, our named executive officers compensation, based on actual amounts awarded, was allocated as follows:

Name	Salary	Annual Incentive Award	Long- Term Incentive Award
Raymond T. Betler	28.91%	0%	71.09%
Patrick D. Dugan	32.13%	0%	67.87%
Stéphane Rambaud-Measson	27.34%	2.63%	70.03%
David L. DeNinno	35.92%	0%	64.08%
Scott E. Wahlstrom	41.00%	0%	59.00%
Albert J. Neupaver	19.50%	0%	80.50%

In setting base salaries at the beginning of the year, the Compensation Committee generally reviews information about compensation practices and levels in Wabtec’s industry and the position and responsibility of the particular executive which is publicly available or provided by the Chief Executive Officer and the Executive Vice President of Human Resources. The Compensation Committee also uses benchmarking to establish base salaries as discussed below. The cash bonus for 2017 is a cash award determined by the Compensation Committee based on pre-established performance factors. These factors are established at the beginning of the year and include (i) a financial performance factor measuring either earnings per share or earnings before interest and taxes, and working capital management, and (ii) a personal performance factor which measures whether the individual executive attained pre-determined goals and objectives established for that executive which are tied to the overall company strategic objectives for that year. Long-term incentives in the form of stock options, restricted stock, restricted stock units and performance units are granted to provide the opportunity for long-term compensation based upon the performance of Wabtec and its ability to meet its long-term goals and objectives.

Compensation Process.

Compensation Committee. Executive officer compensation is administered by the Compensation Committee. The Compensation Committee approved the 2017 compensation arrangements for executive officers, including base salaries, cash bonuses and equity awards, described in this compensation discussion and analysis and recommended them to the full Board, which then approved them. Our Board of Directors delegates to the Compensation Committee the direct responsibility for, among other matters:

•	reviewing and approving goals and objectives for the Chief Executive Officer and determining the Chief Executive Officer’s compensation;
•	reviewing and recommending compensation of all directors and executive officers; and
•	recommending incentive compensation plans and equity-based plans.

Role of Compensation Experts. Pursuant to its charter, the Compensation Committee is authorized to engage compensation consultants to assist it with its duties. The Compensation Committee has the sole authority to engage any outside counsel or other experts or consultants to assist it in the evaluation of compensation of our directors and executive officers, including the sole authority to approve such consultants’ fees and other retention terms. The Compensation Committee may also obtain advice from legal, accounting, human resources and other advisors as it deems necessary. The Compensation Committee engaged the consulting firm Pay Governance during 2017. During its engagement, Pay Governance provided the following services: (i) reviewed and assessed the Company’s current compensation practices for executives and non-employee directors; (ii) reviewed the current peer group and made recommendations to update the peer group; (iii) reviewed and provided a pay for performance assessment of the Chief Executive Officer compensation; and (iv) provided benchmarking of peer group and relevant industry data.

Role of Our Executive Officers in the Compensation Process. The Chief Executive Officer and the Executive Vice President of Human Resources suggest guidelines in discussions with the Compensation Committee regarding executive compensation. They provide recommendations and information regarding the competitiveness of the industry, key employees, performance of individuals, succession and other relevant data to the Compensation Committee. The Chief Executive Officer is not present during any discussions concerning his own compensation.

Components of Compensation.

Our 2017 compensation program elements were primarily structured to reward our executive officers for achieving certain financial and business objectives.

Base Salaries. Base salaries for our executive officers are reviewed annually and depend mainly on the executive’s office and responsibility and are based on the competitive average for executives with similar responsibilities in peer group companies. In this regard, the Company uses two different benchmarks, one a broader benchmark study based on industrial and durable goods manufacturing companies that are similarly sized in terms of revenue and a second study that is an index average of the members of the Peer Index Group. Individual salaries may be above or below the competitive average based on the individual’s contribution to business results, capabilities and qualifications, potential and the importance of the individual’s position to our success.

For 2017, the base salary changes of our named executive officers resulting from the process described herein was as follows:

Executive Name	% Increase
Mr. Betler	21.21%
Mr. Dugan	29.41%
Mr. Rambaud-Measson	6.29%
Mr. DeNinno	18.75%
Mr. Wahlstrom	11.51%
Mr. Neupaver	12.35%

The increases were due primarily to resetting executive compensation to a level consistent with our peers after the Company’s merger with Faiveley Transport S.A. during 2016. Furthermore, Mr. Rambaud-Measson’s increase reflects his appointment to Chief Operating Officer during 2017. The Compensation Committee is dedicated to ensuring competitive compensation for each of Wabtec’s key employees and believes that these increases are in line with comparable industry practices and are merited based upon personal performance, company performance and return to our stockholders.

Annual Cash Incentive Awards. Our annual incentive award plan is intended to: (i) compensate participants directly if strategic and financial performance targets are achieved and (ii) reward participants for performance on those activities that are most directly under their control and for which they are held accountable. Corporate, business unit and individual performance goals under the annual incentive plan are linked to the annual business plan and budget. The actual amount of cash bonuses are a function of the Company’s overall financial performance, the participant’s individual performance and Board approval.

The cash bonus targets for 2017 for each of the named executive officers as a percentage of base salary were:

Name	Target
Raymond T. Betler	100%
Patrick D. Dugan	80%
Stéphane Rambaud-Measson	100%
David L. DeNinno	70%
Scott E. Wahlstrom	60%
Albert J. Neupaver	100%

Cash bonuses are based upon the success of two factors: (1) a financial performance factor or “FPF” (ranging from 0 to 1.5 maximum), that measures either adjusted earnings per share (“EPS”) or earnings before interest and taxes (“EBIT”); and working capital management (measured excluding extraordinary items related to transaction costs, restructuring, and debt refinancing costs); and (2) a personal performance factor or “PPF” (ranging from 0 to 1.5 maximum) that measures whether the executive has attained certain goals agreed to by the executive, the executive’s supervisor, and the Board. The cash bonus formula is based on the product of the participant’s base salary, the participant’s target cash bonus percentage, the FPF and the PPF. If both the financial performance factor and the applicable personal performance factor were achieved, the named executive officers would earn 100% of their target cash bonus. To qualify for the minimum payout performance factor for EPS/ EBIT or working capital financial metrics under the cash bonus plan, the business unit or Company, as applicable to the particular participant, must achieve at least 80% of its plan’s target EPS or EBIT, or 80% of its working capital/ cash flow plan target for the year, as the case may be.

We believe that this philosophy encourages Wabtec and our executives to establish ambitious goals and that it promotes teamwork, productivity and profitability. Overall, total target cash compensation (the sum of salary and target cash bonus) for our executive officers is competitive with market practice for similar executive positions in similar companies when performance goals under the annual cash bonus plan are achieved. Target cash bonuses and performance factors were approved by the Compensation Committee at its meeting in February 2017. For 2017, the Company’s EPS and working capital/ cash flow results achieved an FPF of 0 out of a maximum factor possible under the annual incentive plan of 1.5. The FPF for group executives and business unit leaders is based on performance to pre-established EBIT or EPS and working capital/ cash flow metrics relating to the applicable group and or business unit.

The table below provides both the 2017 financial metrics and our performance achieved in 2017 for our corporate wide executives including, Mr. Betler, Mr. Dugan, Mr. Rambaud-Measson, Mr. DeNinno, Mr. Wahlstrom and Mr. Neupaver:

Performance Metric	Threshold	Target	Maximum	2017 Performance	Target Weighting	Performance Achieved
EPS	$3.79	$4.21	$4.63	$3.04	80%	0
Working Capital/ Cash Flow	$244M	$271M	$298M	$228M	20%	0
					Total	0

Because our performance based on the financial metrics was below the threshold goals for the year, no cash bonuses were awarded to the named executive officers for 2017. During 2017, Mr. Rambaud-Measson received a pro rata cash bonus related to his position as President of the Transit Group in the amount of $81,988 prior to his appointment to Executive Vice President and Chief Operating Officer. Mr. Rambaud-Measson received no cash bonus related to his position as Executive Vice President and Chief Operating Officer during 2017.

Long-Term Incentive Compensation. Our Compensation Committee administers our long-term incentive compensation through the 2011 Stock Incentive Plan, under which we grant stock options, restricted stock, restricted stock units and performance units. During 2017, the Company made the following grants of equity awards: 65,522 shares of restricted stock, 66,825 restricted stock units, 65,522 stock options and 157,025 performance units.

Equity awards made in February 2017 to all named executive officers are detailed under the table “2017 Grants of Plan Based Awards” on page 26. Options and restricted stock are generally granted to employees, including our executive officers, each February as part of their long term compensation. Additional awards were made throughout the year to new hires, current employees in connection with promotions, and key management obtained through acquisitions. We vary the relative amounts of options and restricted stock granted in a given year based on a number of factors including the overall performance of the Company, the stock price and retention of key management. The primary purposes of the long-term incentive program are to align the interests of executive officers and other key employees with those of our stockholders, to attract and retain key executive talent and to provide an incentive to meet and exceed long-term financial goals. Employees eligible for the long-term incentive program include those who are determined by the Compensation Committee to be in key policy-setting and decision-making roles, and to have responsibilities that contribute significantly to achieving our earnings goals. The size of an individual’s long-term incentive award is based primarily on individual performance, the individual’s responsibilities and position with our company. Long-term incentive award values generally are competitive with market practice for comparable executive positions in similar companies based on the Peer Index Group and other relevant data reviewed by the Compensation Committee.

Any awards made under the 2011 Stock Incentive Plan may be subject to forfeiture in the discretion of the Compensation Committee if between the date of grant and the third anniversary of any exercise, payment or vesting of the award, the participant:

(i)	engages in the operation or management of a business (whether as owner, partner, officer, director, employee or otherwise) which is in competition with the Company or any of its subsidiaries;
(ii)	induces or attempts to induce any customer, supplier, licensee or other individual, corporation or other business organization having a business relationship with the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries or in any way interferes with the relationship between any such customer, supplier, licensee or other person and the Company or any of its subsidiaries;
(iii)	solicits any employee of the Company or any of its subsidiaries to leave the employment thereof or in any way interferes with the relationship of such employee with the Company or any of its subsidiaries; or
(iv)	makes any statements or comments, orally or in writing, of a defamatory or disparaging nature regarding the Company or any of its subsidiaries (including but not limited to regarding any of their respective businesses, officers, directors, personnel, products or policies).

Such forfeiture does not apply following the occurrence of a change of control event unless the award agreement specifically so provides or as required by applicable law.

Stock options and restricted stock are a part of our long-term incentive compensation program that seeks to align the interests of our executives with our stockholders. We have typically granted stock options and restricted stock in February of the applicable year. We have historically awarded options to purchase our common stock to executive officers at the fair market value (average of the high and low price) of our common stock at the grant date. We have not re-priced or back-dated any option awards. The vesting schedule for each grant of options and restricted stock is determined by the Compensation Committee and has typically been in 25% increments over a four-year period, subject to continued employment with the Company. In February 2017, we granted both restricted stock and stock options to all named executive officers as part of their long-term compensation with the Company. The grant date fair value of those awards is reflected in the Summary Compensation Table on page 24.

The Company also administers a rolling three-year long-term incentive program using performance units. This program is designed to reward executives for meeting or exceeding economic profit growth goals. Economic profit is a measure of the extent to which the Company produces financial results in excess of its cost of capital. The program is structured as a rolling three-year plan; each year starts a new three-year performance cycle with the most recently commenced cycle being 2018-2020. For each executive selected to participate in this program, we establish a target grant of performance units at the beginning of each three-year performance cycle. A performance unit is equal to a share of Wabtec common stock. If Wabtec achieves its three-year cumulative economic profit goal, then participants will earn the target grant of performance units. In general, the goals increase each year taking into account expected market conditions, and are intended to reflect a superior performance by management. If Wabtec achieves the maximum three-year cumulative economic profit goal, a participant will earn a maximum number (equal to two times the target level) of performance units. If Wabtec achieves the threshold three-year cumulative economic profit goal, a participant will earn a threshold number (equal to one-quarter of the target level) of performance units. No performance units will be earned for performance below the three-year cumulative economic profit threshold and no additional performance units will be earned for performance exceeding the three-year cumulative economic profit maximum. This program is intended to encourage the long-term stability of Wabtec’s management by establishing ambitious goals designed to promote the long-term productivity and profitability of the Company. If a program participant leaves the Company voluntarily, or is terminated for cause, he or she is not eligible to receive any performance units he or she may have earned under the program. If a program participant otherwise leaves the Company, his or her payout may be pro-rated in accordance with the amount of time he or she participated in the program relative to the performance period. For the 2017—2019 performance cycle, the Compensation Committee approved target goals based on cumulative economic profit for the performance period. These goals were based on a range of considerations including expected demand in Wabtec’s key end user markets, investor expectations and management’s business plan which includes year over year growth.

For the 2015-2017 performance period, Wabtec achieved 83.61% of its target three-year cumulative economic profit goal of $633.847 million for the 2015—2017 performance cycle, which resulted in the following payouts in March 2018 to the named executive officers:

Mr. Betler	12,542 shares of Wabtec common stock with a value at payout of $1,035,969
Mr. Dugan	3,553 shares of Wabtec common stock with a value at payout of $293,477
Mr. DeNinno	3,553 shares of Wabtec common stock with a value at payout of $293,477
Mr. Wahlstrom	2,508 shares of Wabtec common stock with a value at payout of $207,160
Mr. Neupaver	15,050 shares of Wabtec common stock with a value at payout of $1,243,130

Mr. Rambaud-Measson was not an employee of the Company at the time these awards were granted.

NEOs as a group received 37,206 shares of Wabtec common stock with a value at payout of $3,073,216.

Stock Ownership Requirements. In February 2007, Wabtec approved stock ownership guidelines for executive management and for non-employee board members. These guidelines were established to encourage our key employees and Board members to own and retain shares of stock. The guidelines are as follows: President and CEO to accumulate shares having a value equal to seven times base salary; executive officers to accumulate shares having a value equal to three times base salary; general managers and equivalent to accumulate shares having a value equal to two times base salary; and non-employee Board members to accumulate shares having a value equal to four times their cash retainer. These ownership guidelines are to be achieved within three to five years and are defined as a multiple of base salary for executives and a multiple of cash compensation for the non-employee board members. Except for Mr. Rambaud-Measson, Mr. Alfroid and Ms. Harty, each of the executive officers and non-employee board members has met their required stock ownership described above (including any shares deferred pursuant to the Deferred Compensation Plan). As of January 31, 2018, our directors and executive officers as a group owned approximately 11.49% of our common stock.

Recoupment Policy. In the event of a financial restatement or a determination by the Board of Directors that misconduct by a responsible party caused financial or reputational harm to Wabtec, the Compensation Committee will review the circumstances and make recommendations to the Board as to whether recoupment should be pursued. Misconduct shall include any intentional or reckless violation of Wabtec policies or any grossly negligent act of failure to act. The Compensation Committee will review all compensation that has been awarded to the responsible party and determine how such compensation may have been affected by the financial restatements or misconduct.

Should the Board determine that recoupment is appropriate, Wabtec may recoup from the responsible parties, any cash bonuses and equity awards in reliance on the financial statements that were restated or for the year in which the financial harm occurred as well as any gains realized from the exercise of options to the extent the Compensation Committee determines that the gains were based on such financial statements or resulted from such misconduct.

Prohibition on Hedging. In order to ensure our executive officers bear the full risk of Wabtec common stock ownership, in early 2015, the Compensation Committee approved a policy that prohibits hedging transactions related to our common stock.

Perquisites and Other Personal Benefits. Supplemental benefits are offered to selected executive officers with the goal of attracting and retaining key executive talent. Those perquisites may include: life and health insurance benefits, car and housing allowances, and social and health club dues.

Retirement Benefits. The Company maintains a qualified defined contribution program which includes a Company match on participant contributions which is provided to executives in the United States, on the same basis as is provided to other salaried employees of the Company who reside in the U.S. The Company also maintains various defined benefit plans which are provided to executives based on the same basis as are provided to other employees of the Company who reside or work outside the U.S.

Deferred Compensation Plan. In December 2009, the Board approved and adopted a deferred compensation plan for executive officers and non-employee directors. Under the terms of the plan, eligible employee executive officers may elect to defer their base salary, cash bonus and/or long term incentive payout. No NEOs deferred any compensation during 2017 or any prior years.

Post-Termination Compensation.

The Board of Directors has entered into employment continuation agreements with senior executive officers, including all of the NEOs based in the United States. These agreements are discussed below generally, and only become effective in the event of a change of control of Wabtec. Also discussed below, certain of our benefit plans contain provisions that address termination of an individual or a change in control of the Company. In connection with the acquisition of Faiveley Transport, S.A., the Board of Directors has entered into an employment agreement with one NEO as described on page 32.

Tax Implications of Executive Compensation. Our deductions for compensation payable to the named executive officers (other than the Chief Financial Officer) are potentially limited by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent the aggregate amount paid to an executive officer exceeds $1 million. In 2017 and prior years, the Compensation Committee designed certain awards intended to be exempt from this deduction limit as “performance-based compensation,” including stock options and performance units. The Tax Cuts and Jobs Acts, however, eliminated the “performance-based compensation” exceptions under Section 162(m) effective January 1, 2018, subject to a special rule that “grandfathers” certain awards or arrangements that were in effect on or before November 2, 2017. As a result, compensation that the Compensation Committee structured in 2017 and prior years with the intent of qualifying as performance-based compensation under Section 162(m) that is paid after 2017 may not be fully deductible, depending on the application of the special grandfather rule. Compensation awarded after 2017 to our NEOs in excess of $1 million also will generally not be deductible. While the Tax Cuts and Jobs Act will limit the deductibility of compensation paid to the NEOs, the Compensation Committee, consistent with past practice, will design compensation programs that are intended to serve the long-term interests of our company and stockholders, with deductibility of compensation being one of a variety of relevant factors.

Accounting Considerations with Regard to Compensation Practices. The Compensation Committee reviews on an on-going basis the impact of our compensation programs on Wabtec’s financial statements, including the accounting treatment of equity-based compensation, and the Compensation Committee’s decisions may be influenced by such factors.

Summary Compensation Table

This table shows the compensation for Wabtec’s Chief Executive Officer, Wabtec’s Chief Financial Officer, the three other most highly paid executive officers, other than the Chief Executive Officer and Chief Financial Officer, and the Chairman of Wabtec at December 31, 2017.

Name and Position	Year	Salary	Stock Awards (1)		Option Awards (6)	Non-Equity Incentive Plan Compensation (7)	All Other Compensation (8)	Total
Raymond T. Betler President and Chief Executive Officer	2017	$1,000,000	$2,219,775		$216,405	$0	$23,352	$3,459,532
	2016	$825,000	$3,217,253	(3)	$244,237	$201,783	$23,101	$4,511,374
	2015	$750,000	$2,219,265		$261,965	$770,533	$27,068	$4,028,831

Patrick D. Dugan Executive Vice President and Chief Financial Officer	2017	$550,000	$1,035,895		$100,789	$0	$24,949	$1,711,833
	2016	$425,000	$1,240,004	(3)	$63,714	$72,764	$24,627	$1,826,109
	2015	$370,000	$674,483		$83,353	$287,666	$23,984	$1,439,486

Stéphane Rambaud-Measson(4) Executive Vice President and Chief Operating Officer	2017	$851,929	$2,119,438		$0	$81,988	$62,314	$3,115,669
	2016	$58,539	$1,443,394	(5)	$0	$0	$4,419	$1,506,352

David L. DeNinno Executive Vice President, General Counsel and Secretary	2017	$475,000	$739,925		$72,135	$0	$35,169	$1,322,229
	2016	$400,000	$1,608,666	(3)	$63,714	$68,484	$33,868	$2,174,732
	2015	$370,000	$674,483		$83,353	$287,666	$33,281	$1,448,783

Scott E. Wahlstrom Executive Vice President, Human Resources	2017	$310,000	$384,761		$37,510	$0	$23,774	$756,045

Albert J. Neupaver(2) Chairman	2017	$632,500	$2,369,746	(2)	$216,405	$0	$24,138	$3,242,789
	2016	$890,000	$2,398,003		$244,237	$217,682	$34,689	$3,784,611
	2015	$890,000	$2,663,118		$309,595	$914,366	$35,049	$4,812,128
(1)	Reflects the aggregate grant date fair value dollar amount computed in accordance with FASB ASC Topic 718, which we refer to as “ASC 718”, related to the awards of a) restricted stock made to the named executive officers in February 2017 under the 2011 Stock Incentive Plan; and b) long-term incentive awards granted to the named executive officers in 2017 for the 2017-2019 performance period. For the assumptions used in the calculation of this amount under ASC 718, see Note 12 of the Notes to the Consolidated Financial Statements in Wabtec’s Annual Report on Form 10-K for the year ended December 31, 2017. The value of the 2017 long term incentive award is based on probable achievement of the applicable target performance goals. The value of that award based on achievement of maximum performance level would be: for Mr. Betler – $2,611,410; for Mr. Dugan – $1,218,700; for Mr. Rambaud-Measson - $1,915,100; for Mr. DeNinno – $870,500; for Mr. Wahlstrom – $452,660; for Mr. Neupaver – $2,611,410.
(2)	Mr. Neupaver’s was paid as an executive officer of Wabtec from January 1, 2017 to May 31, 2017, and then as a non-employee director from June 1, 2017 to year end. Mr. Neupaver’s salary for 2017 above reflects compensation as an employee of $432,500, as well as a cash retainer of $85,000, and an additional cash retainer of $115,000 as Chairman of the Board. Furthermore, Mr. Neupaver’s stock awards for 2017 above reflects an award as an employee of $2,219,715, as well as a stock retainer of 1,819 shares valued at $150,031 as Chairman of the Board.
(3)	Includes a special grant of restricted stock on December 12, 2016 upon the successful acquisition of a controlling interest of Faiveley Transport, S.A. in the amount of 10,000 shares for Mr. Betler, 7,500 shares for Mr. Dugan, and 12,000 shares for Mr. DeNinno. The entire award is subject to cliff vesting four years from the date of the award, or December 12, 2020, subject, in each case, to the executive’s continued employment with the Company through the applicable vesting date.
(4)	Mr. Rambaud-Measson was named Executive Vice President & Chief Operating Officer, effective May 9, 2017. Cash compensation was paid to Mr. Rambaud-Measson in Euros, and for purposes of the Summary Compensation Table and other applicable tables in this proxy statement converted to U.S. dollars using an exchange rate of 1.199 US$ to EUR determined as of December 31, 2017.

(5)	Reflects the special grant of restricted stock units to Mr. Rambaud-Measson upon his appointment to President and Chief Executive Officer- Transit Segment. The award was made November 30, 2016 under Wabtec’s 2011 Stock Incentive Plan. The entire award shall vest in equal annual installments on the first, second, third and fourth anniversaries of the award date, subject, in each case, to Mr. Rambaud-Measson’s continued employment with the Company through the applicable vesting date.
(6)	Reflects the aggregate grant date fair value dollar amount computed in accordance with ASC 718 related to the named executive officers that had stock options granted during the year. For the assumptions used in the calculation of this amount under ASC 718, see Note 12 of the Notes to the Consolidated Financial Statements in Wabtec’s Annual Report on Form 10-K for the year ended December 31, 2017.
(7)	Reflects amounts earned by the named executive officers for fiscal years 2017, 2016 and 2015 under Wabtec’s annual incentive award plan. Payment for 2017 performance was made in February 2018.
(8)	The following table sets forth a detailed breakdown of the items which compose “All Other Compensation”:
Name	Year	Tax Gross Up Payments	Car and Housing Allowances (1)	Unemployment Benefits (2)	Social and Health Club Dues	Company Matching Contribution to 401(k) Plan	Imputed Group Term Life Insurance Premium Payments	Total
Raymond T. Betler	2017	$0	$0	$0	$1,908	$15,900	$5,544	$23,352
	2016	$0	$0	$0	$1,657	$15,900	$5,544	$23,101
	2015	$0	$0	$0	$5,624	$15,900	$5,544	$27,068

Patrick D. Dugan	2017	$0	$0	$0	$7,117	$15,900	$1,932	$24,949
	2016	$0	$0	$0	$7,333	$15,900	$1,394	$24,627
	2015	$0	$0	$0	$7,202	$15,900	$882	$23,984

Stéphane Rambaud-Measson	2017	$0	$47,051	$15,263	$0	$0	$0	$62,314
	2016	$0	$3,336	$1,083	$0	$0	$0	$4,419

David L. DeNinno	2017	$0	$0	$0	$14,018	$15,900	$5,251	$35,159
	2016	$0	$0	$0	$13,968	$15,900	$4,000	$33,868
	2015	$0	$0	$0	$13,500	$15,900	$3,881	$33,281

Scott E. Wahlstrom	2017	$0	$0	$0	$6,729	$15,900	$1,145	$23,774

Albert J. Neupaver	2017	$0	$0	$0	$3,725	$15,900	$4,513	$24,138
	2016	$0	$0	$0	$8,121	$15,900	$10,668	$34,689
	2015	$0	$0	$0	$8,481	$15,900	$10,668	$35,049

(1)	For 2017, Mr. Rambaud-Measson received a car allowance in the amount of $14,857, and the Company furnished an apartment in Paris with an estimated cost of $32,194.
(2)	This represents payments made on behalf of Mr. Rambaud-Measson to an insurance company for unemployment benefits.

2017 Grants of Plan Based Awards

This table shows the equity based awards granted in 2017 to the named executive officers in 2017.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)			All Other Stock Awards: Number of Shares of Stock or Unit (#)s (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. Betler			$0	$1,000,000	$2,250,000
	2/7/17					3,750	15,000	30,000				$1,305,705
	2/7/17								10,500			$914,025
	2/7/17									10,500	$87.05	$216,405

Mr. Dugan			$0	$440,000	$990,000
	2/7/17					1,750	7,000	14,000				$609,350
	2/7/17								4,900			$426,545
	2/7/17									4,900	$87.05	$100,989

Mr. Rambaud-Measson			$0	$851,929	$1,916,840
	2/7/17					2,750	11,000	22,000				$957,550
	2/7/17								11,000			$957,500
	5/10/17	(6)							2,500			$204,388
	2/7/17									0	$87.05	$0

Mr. DeNinno			$0	$332,500	$748,125
	2/7/17					1,250	5,000	10,000				$435,250
	2/7/17								3,500			$304,675
	2/7/17									3,500	$87.05	$72,135

Mr. Wahlstrom			$0	$186,000	$418,500
	2/7/17					650	2,600	5,200				$226,330
	2/7/17								1,820			$158,431
	2/7/17									1,820	$87.05	$37,510

Mr. Neupaver			$0	$1,000,000	$2,250,000
	2/7/17					3,750	15,000	30,000				$1,305,750
	2/7/17								10,500			$914,025
	2/7/17									10,500	$87.05	$216,405
(1)	Reflects the possible payments under Wabtec’s annual incentive award plan.
(2)	Reflects the grant of performance units for the three-year performance period of 2017-2019 approved by the Compensation Committee in February 2017 under Wabtec’s 2011 Stock Incentive Plan. These columns reflect the range of payouts possible for this grant. A performance unit is equal to a share of Wabtec common stock. If Wabtec achieves its three-year cumulative economic profit goal, then participants will earn the target number of performance units. In general, the goals increase each year taking into account expected market conditions, and are intended to reflect a superior performance by management. If Wabtec achieves the maximum three-year cumulative economic profit goal, a participant will earn a maximum number (equal to two times the target level) of performance units. If Wabtec achieves the threshold three-year cumulative economic profit goal, a participant will earn a threshold number (equal to one-quarter of the target level) of performance units. No performance units will be earned for performance below the three-year cumulative economic profit threshold and no additional performance units will be earned for performance exceeding the three-year cumulative economic profit maximum. Payouts for these awards, if any, will be made by March 31, 2020.

(3)	Reflects the grant of restricted stock to the named executive officers on February 7, 2017 under Wabtec’s 2011 Stock Incentive Plan. One-fourth of the shares vested on March 1, 2018 and the remaining shares will vest in one-fourth increments on March 1, 2019, March 1, 2020 and March 1, 2021.
(4)	Reflects the grant of options to the named executive officers on February 7, 2017 under Wabtec’s 2011 Stock Incentive Plan. One-fourth of the options vested on March 1, 2018 and the remaining options will vest in one-fourth increments on March 1, 2019, March 1, 2020 and March 1, 2021.
(5)	Reflects the grant date fair value computed in accordance with ASC 718.
(6)	Reflects the grant of restricted stock units made to Mr. Rambaud-Measson on May 10, 2017 upon his appointment as Executive Vice President and Chief Operating Officer. Such grant is subject to a cliff vesting four years from the date of the grant or May 10, 2021.

2017 Outstanding Equity Awards at Fiscal Year-End

This table provides information concerning unexercised options, unvested stock and equity incentive plan awards outstanding as of December 31, 2017 for the named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Raymond T. Betler	20,000	0	$29.043	8/18/2018			50,542	$4,126,249
	24,000	0	$14.50	2/17/2019	2,275(3)	$185,731
	12,000	0	$19.103	2/17/2020	5,250(4)	$428,610
	13,500	0	$28.695	2/15/2021	12,075(5)	$985,803
	10,360	0	$35.293	2/14/2022	10,500(6)	$857,220
	7,980	0	$48.29	2/12/2023	10,000(7)	$816,400
	6,825	2,275	$72.82	2/11/2024	10,000(8)	$816,400
	5,500	5,500	$87.03	2/10/2025
	4,025	12,075	$61.33	2/9/2026
	0	10,500	$87.05	2/7/2027
Patrick D. Dugan							16,553	$1,351,387
					787(3)	$64,251
	1,260	0	$35.293	2/14/2022	1,750(4)	$142,870
	3,920	0	$48.29	2/12/2023	3,150(5)	$257,166
	2,363	787	$72.82	2/11/2024	4,900(6)	$400,036
	1,750	1,750	$87.03	2/10/2025	7,500(8)	$612,300
	1,050	3,150	$61.33	2/9/2026
	0	4,900	$87.05	2/7/2027
Stéphane Rambaud-Measson	0	0	$87.05	2/7/2027			11,000	$898,040
					11,000(6)	$898,040
					12,650(9)	$1,032,746
					2,500(10)	$204,100
David L. DeNinno	5,600	0	$34.813	2/21/2022			14,553	$1,188,107
	4,340	0	$48.29	2/12/2023	787(3)	$64,251
	2,363	787	$72.82	2/11/2024	1,750(4)	$142,870
	1,750	1750	$87.03	2/10/2025	3,150(5)	$257,166
	1,050	3150	$61.33	2/9/2026	3,500(6)	$285,740
	0	3500	$87.05	2/7/2027	12,000(8)	$979,680
Scott E. Wahlstrom	9,000	0	$19.103	2/17/2020			9,108	$743,577
	6,000	0	$28.695	2/15/2021	647(3)	$52,821
	5,040	0	$35.293	2/14/2022	1,050(4)	$85,722
	3,920	0	$48.29	2/12/2023	2,100(5)	$171,444
	1,943	647	$72.82	2/11/2024	1,820(6)	$148,585
	1,200	1,200	$87.03	2/10/2025	1,820(8)	$148,585
	700	2,100	$61.33	2/9/2026
	0	1,800	$87.05	2/7/2027
Albert J. Neupaver	40,000	0	$17.425	2/20/2018			53,050	$4,331,002
	108,000	0	$14.50	2/17/2019	3,850(3)	$314,314
	54,000	0	$19.103	2/17/2020	6,300(4)	$514,332
	40,500	0	$28.695	2/15/2021	12,075(5)	$985,803
	30,800	0	$35.293	2/14/2022	10,500(6)	$857,220
	23,800	0	$48.29	2/12/2023
	11,550	3,850	$72.82	2/11/2024
	6,500	6,500	$87.03	2/10/2025
	4,025	12,075	$61.33	2/9/2026
	0	10,500	$87.05	2/7/2027
(1)	All option awards granted to the NEOs vest one-fourth per year beginning on March 1 of the year after the grant date.

(2)	This represents the aggregate number of actual performance units granted relative to the 2015-2017 long-term incentive plan, the target performance units that would be paid out upon the Company meeting financial goals relative to the 2016-2018 long-term incentive plan and the target performance units that would be paid out upon the Company meeting financial goals relative to the 2017-2019 long-term incentive plan multiplied by the fair market value of Wabtec common stock price as of December 31, 2017.
(3)	This represents the number of restricted shares of Wabtec stock that were granted in 2014 to the executive under the 2011 Stock Incentive Plan and that remain unvested as of December 31, 2017. One-fourth of this award vested on March 1, 2015, March 1, 2016, March 1, 2017 and March 1, 2018.
(4)	This represents the restricted shares of Wabtec stock that were granted in 2015 to the executive under the 2011 Stock Incentive Plan and that remain unvested as of December 31, 2017. One-fourth of this award vested on March 1, 2016, March 1, 2017 and March 1, 2018, and the remaining shares will vest on March 1, 2019.
(5)	This represents the number of restricted shares of Wabtec stock that were granted in 2016 to the executive under the 2011 Stock Incentive Plan and that remain unvested as of December 31, 2017. One-fourth of this award vested on March 1, 2017 and March 1, 2018, and the remaining shares will vest in one-fourth increments on March 1, 2019, and March 1, 2020.
(6)	This represents the number of restricted shares of Wabtec stock that were granted in 2017 to the executive under the 2011 Stock Incentive Plan and that remain unvested as of December 31, 2017. One-fourth of this award vested on March 1, 2018 and the remaining shares will vest in one-fourth increments on March 1, 2019, March 1, 2020, and March 1, 2021.
(7)	This represents the number of restricted shares of Wabtec stock that were granted to the executive under the 2011 Stock Incentive Plan that remain unvested as of December 31, 2017. The entire grant of shares is subject to cliff vesting four years from the date of grant and will vest in full on May 14, 2018.
(8)	This represents the number of restricted shares of Wabtec stock that were granted to the executive under the 2011 Stock Incentive Plan that remain unvested as of December 31, 2017. The entire grant of shares is subject to cliff vesting four years from the date of grant and will vest in full on December 12, 2020.
(9)	This represents the number of restricted units of Wabtec stock that were granted to the executive under the 2011 Stock Incentive Plan that remained unvested as of December 31, 2017. One-fourth of this award vested on November 30, 2017, and the remaining shares will vest in one-fourth increments on November 30, 2018, November 30, 2019 and November 30, 2020.
(10)	This represents the number of restricted shares of Wabtec stock that were granted to the executive under the 2011 Stock Incentive Plan that remain unvested as of December 31, 2017. The entire grant of shares is subject to cliff vesting four years from the date of grant and will vest in full on May 10, 2021.

Option Exercises and Stock Vested

This table provides information concerning vesting of stock, including restricted stock, restricted stock units and similar instruments, during 2017 for the named executive officers on an aggregate basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(3)	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting
Raymond T. Betler	0	$0	26,177	$2,066,163(2)
Patrick D. Dugan	0	$0	8,973	$708,063(2)
Stéphane Rambaud-Measson	0	$0	4,217	$325,827(2)
David L. DeNinno	0	$0	9,078	$716,566(2)
Scott E. Wahlstrom	0	$1,193,938	7,194	$567,301(2)
Albert J. Neupaver	0	$4,034,980	42,794	$3,374,660(2)
(1)	Calculated by multiplying the number of shares of restricted stock that vested by the market price of Wabtec’s common stock on the vesting date.
(2)	This includes a payout under the 2014-2016 long-term incentive plan. Under this plan, Mr. Betler, Mr. Dugan, Mr. DeNinno, Mr. Wahlstrom and Mr. Neupaver earned and received on March 16, 2017, a payout of 15,257, 5,281, 5,281, 4,342, and 25,819 shares of Wabtec common stock, respectively, with the respective values on that date of $1,181,807, $409,066, $409,066, $336,331 and $1,999,940.
(3)	Represents the value of cashless exercise by Mr. Neupaver of 13,938 options on April 27, 2018, and 46,062 options on April 28, 2018, and Mr. Wahlstrom of 18,000 options on February 28, 2018.

Post-Employment Compensation

Nonqualified Deferred Compensation

Wabtec sponsors a deferred compensation plan for executive officers and non-employee directors. Under the terms of the plan, eligible employee executive officers may elect to defer their base salary, cash bonus and/or long term incentive payout. None of the named executive officers currently have any benefit under this plan.

Potential Payments Upon Termination or Change in Control

Employment Continuation Agreements with Certain Executive Officers

Wabtec entered into employment continuation agreements with senior executive officers, including the following: Raymond T. Betler, Patrick D. Dugan, David L. DeNinno, Scott E. Wahlstrom and Albert J. Neupaver (each an “Agreement” and collectively, the “Agreements”). The purpose of the Agreements is to ensure that, in the event Wabtec is confronted with a situation that could result in a change in ownership or control of the Company, the named executive officers are provided certain financial assurances to enable them to perform the responsibilities of the position without undue distraction and to exercise judgment without bias due to personal circumstances, since continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of stockholders. Under each Agreement, if the executive is employed on the date on which a change of control, as defined in the Agreements, occurs then the executive will be entitled to remain employed by Wabtec until the 24-month anniversary of the change of control, subject to certain termination provisions. Each Agreement contains standard confidentiality and other restrictive covenants, including restrictions for a period of one year following termination of the executive’s employment on soliciting business or employees away from us or providing any services that may compete with our business.

During the employment period, the executive will (a) receive a base salary at a monthly rate at least equal to the monthly salary paid to the executive immediately prior to the change of control, (b) be afforded the opportunity to receive a cash bonus (i) on terms and conditions no less favorable to the executive than the annual cash bonus opportunity made available to the executive for the fiscal year ended immediately prior to the change of control and (ii) in an amount not less than the target cash bonus amount for the executive in the fiscal year ending immediately prior to the change of control, (c) participate in all long-term incentive compensation programs for key executives and benefit plans at a level that is commensurate with the executive’s opportunity to participate in such plans immediately prior to the change of control, or if more favorable, at the level made available to the executive or other similarly situated officers at any time thereafter, (d) receive vacation and fringe benefits and office and support staff at a level that is commensurate with the executive’s benefits immediately prior to the change of control, or if more favorable, at the level made available to the executive or other similarly situated officers at any time thereafter, (e) receive expense reimbursement at a level that is commensurate with the executive’s benefits immediately prior to the change of control, or if more favorable, at the level made available to the executive thereafter and (f) be indemnified, during and after his employment period, for claims arising from or out of the executive’s performance as an officer, director or employee of Wabtec or any of its subsidiaries, or in any other capacity while serving at the request of the Company, to the maximum extent permitted by applicable law and Wabtec’s governing documents. Wabtec is also required to maintain existing or comparable insurance policies covering such matters at a level of protection that is no less than that afforded under the Company’s governing documents in effect immediately prior to the change of control.

Death or Disability. If an executive’s employment is terminated after a change of control due to death or disability, the executive will receive only the executive’s base salary through the date of termination, any vested amounts or benefits under Wabtec’s benefit plans, including accrued but unpaid vacation and any benefits payable for death or disability under applicable plans or policies. If, after a change of control, any of the five named executive officers had terminated employment due to death at December 31, 2017, the value of the life insurance benefits payable under Wabtec’s plan to such executive would have been: Mr. Betler $1,350,000, Mr. Dugan $1,250,000, Mr. DeNinno $713,000, Mr. Wahlstrom $965,000, Mr. Neupaver $0, or, in the case of termination for disability at December 31, 2017, the value of the disability benefits under Wabtec’s plan to such executive would have been: Mr. Betler $240,000, Mr. Dugan $240,000, Mr. DeNinno $240,000, Mr. Wahlstrom $186,000, Mr. Neupaver $0. In addition to the benefits paid pursuant to the Agreements, upon a change in control, stock options become exercisable, restrictions on restricted stock lapse and performance units are deemed to have been fully earned as described under “Outstanding Stock Awards” below.

For Cause/Voluntary Termination. If, after a change of control, an executive’s employment is terminated by Wabtec for cause (as defined in the Agreements), or the executive voluntarily terminates his or her employment other than for good reason (as defined in the Agreements), the executive will receive only the executive’s base salary through the date of termination and any vested amounts or benefits under Wabtec’s benefit plans, including accrued but unpaid vacation. If, after a change of control any of the five named executive officers had been terminated by the Company for cause, or the executive voluntarily terminated his employment other than for good reason, at December 31, 2017, no benefits would have been payable to Messrs. Betler, Dugan, DeNinno, Wahlstrom and Neupaver. In addition to benefits paid pursuant to the Agreement, upon a change in control, stock options become exercisable, restrictions on restricted stock lapse and performance units are deemed to have been fully earned under the “Outstanding Stock Awards” below.

Other than for Cause/Good Reason. If, after a change of control, an executive’s employment is terminated by Wabtec other than for cause or the executive terminates his employment for good reason the executive will receive (a) the executive’s base salary through the date of termination, (b) a cash amount equal to two times the sum of the executive’s annual base salary and the target cash bonus amount for the executive for the fiscal year ending immediately prior to the change of control, and (c) any vested benefits under Wabtec’s benefit plans, including accrued but unpaid vacation and including benefits under the 2011 Stock Incentive Plan. The executive will also be entitled to continue participation in all of Wabtec’s employee and executive welfare and fringe plans until the earlier of the 24 month anniversary of the termination date and the date the executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer. The amounts described may be subject to reduction as may be necessary to avoid characterization of amounts as “excess parachute payments” under the Internal Revenue Code. If, after a change of control, any of the five named executive officers had been terminated by the Company other than for cause, or if the executive had terminated his employment for good reason, at December 31, 2017, the value of the benefit to such executive would have been: Mr. Betler $4,022,800, Mr. Dugan $2,002,800, Mr. DeNinno $1,637,800, Mr. Wahlstrom $1,014,803, Mr. Neupaver $0. In addition to the benefits paid pursuant to the Agreement, upon a change in control, stock options become exercisable, restrictions on restricted stock lapse and performance units are deemed to have been fully earned as described under “Outstanding Stock Awards” below.

Potential Change of Control. If, after the occurrence of a potential change of control, as defined in the Agreement, and prior to a change of control, (a)(i) an executive’s employment is terminated by the Company other than for cause or by the executive for good reason or (ii) the Company terminates the Agreement and (b) a change of control, which also constitutes certain changes in ownership or effective control under Section 409A of the Internal Revenue Code of 1986, as amended, occurs within one year of the termination, the executive will be deemed, solely for purposes of determining the executive’s rights under the Agreement, to have remained employed until the change of control and to have been terminated by the Company without cause immediately after the change of control. In such case, at December 31, 2017, the value of severance benefits to the executive would have been: Mr. Betler $4,022,800, Mr. Dugan $2,002,800, Mr. DeNinno $1,637,800, Mr. Wahlstrom $1,014,803, Mr. Neupaver $0.

Wabtec may terminate the Agreements at any time prior to the occurrence of a change of control without liability, except as may arise in circumstances relating to a potential change of control.

Employment Agreement with Mr. Rambaud-Measson

Wabtec entered into an employment agreement with Mr. Rambaud-Measson, a named executive officer, in connection with the closing of the Faiveley Transport acquisition. The employment agreement with Mr. Rambaud-Measson provides for an initial term of four years, which may be extended on the fourth anniversary of the effective date of such agreement and each anniversary thereafter, for additional one year terms unless at least 90 days prior to such anniversary, Wabtec or Mr. Rambaud-Measson delivers a written notice to the other that the employment period will not be extended. The employment agreement provides that Mr. Rambaud-Measson will serve as Executive Vice President of Wabtec and President and Chief Executive Officer of Faiveley, with such duties and responsibilities as are commensurate with such position.

During the employment period, Mr. Rambaud-Measson will (a) receive a base annual salary of €668,000, (b) be afforded the opportunity to receive a cash bonus at a target equal to 100% of annual base salary, up to a maximum target of 225%, (c) be entitled to receive restricted stock units with an annual grant date value of at least €800,000 during each year during his employment period commencing in the first calendar quarter of 2017, (d) be entitled to receive performance units with an annual target grant date value of at least €800,000 and a three-year performance period, (e) be eligible to participate in welfare and other benefit plans, practices, policies and programs, as may be in effect for senior executives of Wabtec generally, (f) receive vacation and fringe benefits and office and support staff at a level that is commensurate with his benefits as were maintained by Faiveley, (g) receive expense reimbursement for all reasonable, documented business expenses, and (h) be indemnified, during and after his employment period, for claims arising from or out of his performance as an officer, director or employee of Wabtec or any of its subsidiaries, or in any other capacity while serving at the request of the Company, to the maximum extent permitted by applicable law. To the extent Wabtec maintains insurance policies covering such matters, Mr. Rambaud-Measson will be entitled to such coverage on a basis no less favorable than coverage provided to any other Wabtec officer or director.

Death or Disability. If Mr. Rambaud-Measson’s employment is terminated due to death or disability, he will receive his base salary through the date of termination, any reimbursable business expenses, any unpaid annual cash bonus and any accrued vacation, and any vested amounts or benefits under any Wabtec benefit plan, program, policy or practice or contract or agreement of the Company. At December 31, 2017, the value of the benefit payable to Mr. Rambaud-Measson would have been $351,400. If Mr. Rambaud-Measson had terminated employment due to death at December 31, 2017, the value of the life insurance benefits payable under Wabtec’s plan to him would have been $85,129, or, in the case of termination for disability at December 31, 2017, the value of the disability benefits under Wabtec’s plan would have been $85,129.

Other than for Cause/Good Reason. If Mr. Rambaud-Measson’s employment is terminated by Wabtec other than for cause or by Mr. Rambaud-Measson for good reason, in addition to the same benefits payable upon termination due to death or disability (other than any insurance or disability payments), Mr. Rambaud-Measson will receive (a) a payment of two times his annual base salary and two times his target annual bonus, (b) a payment of the pro rata portion of his bonus payable for the year in which he was terminated, (c) a pro rata portion of shares of Wabtec common stock representing performance units he would have earned, (d) a payment of €388,740 if his employment is terminated prior to the first anniversary of his employment agreement, and (e) a payment of €200,000 if his employment is terminated prior to the first anniversary of his employment agreement. Payments described in clauses (a) through (e) are subject to the execution of a release by Mr. Rambaud-Measson. At December 31, 2017, the value of the benefit payable to Mr. Rambaud-Measson would have been $3,759,116.

Cause/Other than for Good Reason. If Mr. Rambaud-Measson’s employment is terminated by Wabtec for cause or he terminates his employment other than for good reason, he will receive his base salary through the date of termination, any reimbursable business expenses and any accrued vacation, and any vested amounts or benefits under any Wabtec benefit plan, program, policy or practice or contract or agreement of the Company. At December 31, 2017, the value of the benefit payable to Mr. Rambaud-Measson would have been $0.

Outstanding Stock Awards

Under the 2000 Stock Incentive Plan and the 2011 Stock Incentive Plan, in instances of disability, death during employment or a Section 8 or 11 Event as defined in the Plans, respectively, which generally includes a change of control of Wabtec, all outstanding options become exercisable even if not otherwise exercisable. In addition, in the case of a Section 8 or 11 Event, all outstanding options are subject to being cashed out automatically based on the difference between the option exercise price and the value of Wabtec stock in connection with the Section 8 or 11 Event. In instances of a Section 8 or 11 Event only, all restrictions on restricted stock or restricted stock units lapse. For performance units, in instances of a Section 8 or 11 Event, all performance units are deemed to have been fully earned regardless of the attainment of performance targets. The following table provides the value of such benefits for each of our named executive officers as if the applicable event occurred on December 31, 2017:

Name	Disability	Death During Employment (1)	Section 8 or 11 Event (2)
Mr. Betler
Options	$265,309	$265,309	$5,282,042
Restricted Stock	—	—	$4,090,164
Performance Units(3)	—		$8,653,840
Mr. Dugan
Options	$70,918	$70,918	$302,214
Restricted Stock	—	—	$1,476,623
Performance Units(3)	—		$2,816,580
Mr. Rambaud-Measson
Options	$0	$0	$0
Restricted Stock	—	—	$2,134,886
Performance Units(3)	—		$1,796,080
Mr. DeNinno
Options	$70,918	$70,918	$520,055
Restricted Stock	—	—	$1,729,707
Performance Units(3)	—		$2,490,020
Mr. Wahlstrom
Options	$48,356	$48,356	$1,324,536
Restricted Stock	—	—	$723,902
Performance Units(3)	—		$1,567,488
Mr. Neupaver
Options	$279,200	$279,200	$18,025,027
Restricted Stock	—	—	$1,814,449
Performance Units(3)	—		$9,143,680
(1)	The Compensation Committee has discretion in instances of death during employment, voluntary termination with consent and retirement to decide to pay all or part of a performance award contingent upon achievement of performance and based on a variety of factors which may result in an incremental benefit to a named executive officer. The incremental benefit would be the same as that disclosed under the column titled “Section 8 or 11 Event” if the Compensation Committee decided to pay all of the award.
(2)	Our 2011 Stock Incentive Plan does not provide for gross-up payments in the event of an excise tax liability upon a change of control. Such gross-up payments may be made under our 2000 Stock Incentive Plan. However, under our Agreements, payments to an employee upon a change of control may be subject to limitations in the event that an excise tax liability would be triggered.
(3)	Assumes maximum number of units are paid and includes units which were vested as of December 31, 2017 but were not yet paid to participants.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Betler, our Chief Executive Officer.

For 2017, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO) was $ 37,387; and
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table presented on page 24, was $ 3,459,532.

Based on this information, for 2017, the ratio of the annual total compensation of Mr. Betler, our Chief Executive Officer, to the median of the annual total compensation of all employees was approximately 93 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the "median employee" for this purpose, the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•	We selected December 31, 2017 as the date upon which we would identify the median employee.
•	We determined that, as of December 31, 2017, our employee population for pay ratio disclosure purposes consisted of approximately 15,960 individuals. In determining this number, we excluded (i) about 670 employees that we acquired during 2017 in acquisitions, including from the Melett, AM General Contractor, Axiom and Semvac acquisitions, and (ii) all of our employees located in South Africa (about 50 in total, or less than one-third of 1% of our total workforce on December 31, 2017). We did not use any statistical sampling techniques.
•	To identify the median employee from our employee population, we used total compensation reflected in our payroll records as reported to the various taxing authorities, generally consisting of salary, wages, overtime, bonus, health and welfare benefits and long-term incentive taxable compensation for those employees.
•	In making these determinations, we annualized the compensation of all permanent employees who were hired in 2017 but did not work for us or our consolidated subsidiaries for the entire fiscal year. We did not make any cost-of-living adjustments in identifying the median employee.
•	With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee's compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K, resulting in annual total compensation of $37,387.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

Director Compensation

The following table provides information concerning the compensation of our non-employee directors for the period January 1, 2017 through December 31, 2017:

Name(1)	Fees Earned or Paid in Cash	Stock Awards (2)(3)	Total
Phillipe Alfroid	$85,000	$150,000	$235,000
Robert J. Brooks	$85,000	$150,000	$235,000
Erwan Faiveley	$85,000	$150,000	$235,000
Emilio A. Fernandez	$95,000	$150,000	$245,000
Lee B. Foster, II(4)	$100,000	$150,000	$250,000
Linda S. Harty(5)	$100,000	$150,000	$250,000
Michael W. D. Howell	$85,000	$150,000	$235,000
William E. Kassling(6)	$110,000	$150,000	$260,000
Brian P. Hehir	$85,000	$150,000	$235,000
Nickolas W. Vande Steeg	$85,000	$150,000	$235,000
(1)	Although Mr. Neupaver was a non-employee director as of the end of the last fiscal year, he is also a named executive officer for the year given his retirement as an executive officer during the year. Consistent with SEC rules, his compensation both as a named executive officer and as a non-employee director for the year is reported in the Summary Compensation Table earlier in this proxy statement.
(2)	Reflects the aggregate grant date fair value dollar amount calculated in accordance with ASC 718 related to the awards of stock to the directors under the 1995 Non-Employee Directors’ Fee and Stock Option Plan. For the assumptions used in the calculation of this amount under ASC 718, see Note 12 of the Notes to Consolidated Financial Statements in Wabtec’s Annual Report on Form 10-K for the year ended December 31, 2017.
(3)	The annual award of the $150,000 stock retainer was made on May 10, 2017, with each non-employee director, except for Mr. Neupaver, being granted 1,819 restricted shares of Wabtec common stock with a grant date fair market value of $82.48 per share.
(4)	Mr. Foster elected to defer 100% of the stock retainer
(5)	Ms. Harty elected to defer 100% of the cash retainer.
(6)	Mr. Kassling serves as non-employee Lead Director.

Each non-employee director receives an annual cash retainer of $85,000 and an annual stock retainer of $150,000 for their services as a director, which includes all meeting attendance. In addition, our non-employee Lead Director receives an additional annual retainer of $25,000 and our committee chairs receive additional annual retainers as follows: Compensation Committee Chairperson receives $15,000, Audit Committee Chairperson receives $15,000, and Nominating and Governance Committee Chairperson receives $10,000. All directors are reimbursed for their out of pocket expenses incurred in connection with attendance at meetings and other activities related to the board or its committees.

In addition, the non-employee directors also participate in the 1995 Non-Employee Directors’ Fee and Stock Option Plan. The aggregate number of stock options outstanding as of December 31, 2017 for each non-employee director under the plan is as follows: Mr. Brooks 8,000; Mr. Fernandez 8,000; Mr. Foster 8,000; Mr. Hehir 8,000; and Mr. Kassling 16,000. No stock options were granted to the non-employee directors in 2017.

Each non-employee director was granted 1,835 restricted shares of Wabtec common stock based on the fair market value of Wabtec stock on May 11, 2017 ($150,000). The 2017 stock retainer is restricted and will vest on May 10, 2018. If a director voluntarily resigns or is otherwise terminated within 12 months from the grant of the restricted shares, the director will forfeit the shares.

In December 2009, the Board approved and adopted a Deferred Compensation Plan for executive officers and non-employee directors. Under the terms of the plan, eligible directors may defer the annual stock and/or cash retainer, provided that any deferral of the stock retainer will be subject to the same vesting and forfeiture conditions as if the stock retainer had not been deferred. Deferred amounts, including any applicable earnings credited on the deferrals, will be paid out to the director following his termination of service with the Board. During 2017, Mr. Foster elected to defer 100% of the stock retainer and Ms. Harty elected to defer 100% of the cash retainer.

Proposal 2—Advisory (Non-Binding) Resolution Relating to the
Approval of 2017 Named Executive Officer Compensation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd- Frank Act”), we are providing our stockholders with a non-binding vote to approve our executive compensation programs and arrangements in accordance with Section 14A of the Exchange Act.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk- taking. The overall objectives of our executive compensation program are to (i) enable us to attract, motivate and retain key executive talent essential to the achievement of our short-term and long-term business objectives; (ii) provide compensation competitive with others in our industry; (iii) reward senior executive officers in a “pay for performance” manner for accomplishment of pre-defined business goals and objectives; and (iv) align the interests of our executives with our stockholders. A significant portion of total executive compensation is variable compensation linked to corporate, business unit and individual performance. Our objective is to provide a significant portion of an executive’s total compensation in a form that is contingent upon achieving established performance goals that are intended to align the executives’ interests with those of our stockholders. In regard to compensation based on long-term performance, our objective is to provide a significant portion of such compensation in the form of equity awards.

Pursuant to the SEC rules, we are asking you to approve the 2017 compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.

Under the Dodd-Frank Act and the related SEC rules, your vote on this resolution is an advisory or “non- binding” vote. This means that the purpose of the vote is to provide stockholders with a method to give their opinion to the Board of Directors of Wabtec about certain issues, like executive compensation. None of the Board, its committees or Wabtec is required by law to take any action in response to the stockholder vote. However, the Board values our stockholders’ opinions, and the Board intends to evaluate the results of the 2018 vote carefully when making future decisions regarding compensation of the named executive officers. The stockholder advisory vote in connection with our 2017 annual meeting received approximately 93% approval by our stockholders, indicating strong support of our compensation programs and policies. We believe that providing our stockholders with an advisory vote on our executive compensation program will further enhance communication with our stockholders, and it meets our obligations under the Dodd-Frank Act and the SEC’s rules.

Vote Required

This proposal is adopted if a majority of the shares present in person or by proxy vote for the proposal. Because the total shares voted “for,” “against,” or “abstain” are counted to determine the minimum votes required for approval, if you abstain from voting, it has the same legal effect as if you vote against. If a broker limits the number of shares voted on the proposal on its proxy card or indicates that the shares represented by the proxy card are not being voted on the proposal, it is considered a broker non-vote. Broker non-votes are not counted as a vote or used to determine the favorable votes required to approve the proposal.

The Board recommends that you approve the following resolution:

RESOLVED, that the stockholders approve the 2017 compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.

The Board recommends you vote FOR the approval of the 2017 compensation of our named executive officers, as disclosed in this proxy statement pursuant to Regulation S-K of the SEC.

Proposal 3—Ratify Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2018. Although you are not required to ratify this appointment, we ask that you do. If you do not, the Audit Committee will reconsider its choice. Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2017. A representative of Ernst & Young LLP is expected to be present at the annual meeting of stockholders to answer appropriate questions and make a statement if he or she so desires.

Vote Required

This proposal is adopted if a majority of the shares present in person or by proxy vote for the proposal. Because the total shares voted “for,” “against,” or “abstain” are counted to determine the minimum votes required for approval, if you abstain from voting, it has the same legal effect as if you vote against. If a broker limits the number of shares voted on the proposal on its proxy card or indicates that the shares represented by the proxy card are not being voted on the proposal, it is considered a broker non-vote. Broker non-votes are not counted as a vote or used to determine the favorable votes required to approve the proposal.

The Board recommends you vote FOR this proposal.

Fees to the Independent Registered Public Accounting Firm

The following table shows the aggregate fees for services provided by Ernst & Young LLP for the fiscal years ended December 31, 2017 and December 31, 2016:

	2017	2016
Audit Fees	$4,395,446	$2,802,472
Audit-Related Fees	$57,588	$160,659
Tax Fees	$670,583	$505,141
All Other Fees	$0	$110,882
Total Fees	$5,123,617	$3,579,154

Audit Fees

Audit fees include fees for audit services in connection with Wabtec’s annual financial statements, including the audit of Faiveley Transport, S.A. and its subsidiaries following Wabtec’s acquisition of those entities, review of financial statements included in Wabtec’s quarterly reports on Form 10-Q and SEC filings, audit of internal control over financial reporting and statutory filings.

Audit-Related Fees

Audit-related fees include fees for services performed within the respective year primarily related to comfort letters, consents and other services related to Securities and Exchange Commission filings.

Tax Fees

Tax fees include fees for services related to tax compliance, including tax return preparation and tax planning.

All Other Fees

This category includes the aggregate fees billed for products and services provided by the independent accountants that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.” In 2016, we were billed fees under this category for due diligence services performed in connection with the Company’s acquisition of Faiveley Transport, S.A. The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to Ernst & Young LLP in 2016 and 2017 and determined that such services and fees are compatible with the independence of Ernst & Young LLP.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of such services does not impair the independent registered public accounting firm’s independence.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. All other permitted services are also pre- approved by the Audit Committee.

The Audit Committee has delegated its pre-approval authority to its Chairman if the fee to be approved does not exceed $100,000.

All services provided by Ernst & Young LLP for fiscal year 2017 were pre-approved by the Audit Committee.

Business Relationships and Related Party Transactions

Pursuant to the terms of Wabtec’s amended by-laws, William E. Kassling and Emilio A. Fernandez will be nominated to be members of the Board so long as each person is able and willing to serve and each person beneficially owns a certain percentage of Wabtec common stock. Pursuant to the terms of a shareholders’ agreement entered into at the time of the acquisition of Faiveley Transport, S.A., two directors, presently Erwan Faiveley and Philippe Alfroid who were designated by the Faiveley shareholders in the shareholders’ agreement, were appointed to the Board. Until the date on which the Faiveley shareholders cease to own 50% of its initial Wabtec stock post closing, the Faiveley shareholders are entitled to designate two directors to be nominated by Wabtec to serve as Directors of Wabtec. Until the date on which the Faiveley shareholders cease to own 25% of its initial Wabtec stock post closing, the Faiveley shareholders are entitled to designate one director to be nominated by Wabtec to serve as a Director of Wabtec.

Related Party Transaction Approval Policy. Our board of directors has adopted written Related Party Transaction Policies and Procedures, a copy of which is available on Wabtec’s website at http://www.wabtec.com. Under this policy the Nominating and Corporate Governance Committee must review and approve in advance all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC. If advance approval is not feasible, the Nominating and Corporate Governance Committee must approve or ratify the transaction at its next scheduled meeting. Transactions required to be disclosed pursuant to Item 404 include any transaction between Wabtec and any officer, director or certain affiliates of Wabtec that has a value in excess of $120,000. In reviewing related party transactions, the Nominating and Corporate Governance Committee evaluates all material facts about the transaction, including the nature of the transaction, the benefit provided to Wabtec, whether the transaction is on commercially reasonable terms that would have been available from an unrelated third-party and any other factors necessary to its determination that the transaction is fair to Wabtec.

Other Information

Code of Ethics

Wabtec has adopted a Code of Ethics for executive officers that includes the provisions required under applicable SEC regulations for a code of ethics. A copy of the Code of Ethics for executive officers is posted on our website at http://www.wabtec.com. In the event that we make any amendments to or waivers from this code, we will disclose the amendment or waiver and the reasons for such on our website.

Other Corporate Governance Information

Wabtec has adopted Corporate Governance Guidelines and a Code of Conduct that is applicable to all directors, officers and employees, each of which includes the provisions required under the NYSE regulations. Copies of our Corporate Governance Guidelines and Code of Conduct are posted on our website at http://www.wabtec.com.

Other Business

We do not expect any business to come before the annual meeting other than the proposals described in this proxy statement. If other business is properly raised, your proxy authorizes its holder to vote according to their best judgment.

Communication with the Board

The Board provides a process for interested parties to send communications to the Board or any of the directors of Wabtec. Communications to the Board or any director should be sent c/o the Secretary of Wabtec, 1001 Air Brake Avenue, Wilmerding, PA 15148. All such communications will be compiled by the Secretary of Wabtec and submitted to the Board or the individual director at the next regularly scheduled meeting of the Board. Interested parties may also communicate directly with the non-employee directors at the email address nonmanagementdirectors@wabtec.com.

Expenses of Solicitation

Officers and employees may solicit proxies in person by telephone or facsimile. Wabtec pays no costs for proxy solicitation to any third party. Wabtec will pay approximately $15,000 to EQ Shareowner Services and certain third parties for sending the Notice, providing the Internet site for our proxy materials and providing proxy materials to any stockholder who requests them. We will also reimburse other nominees, custodians or fiduciaries who forward these materials to stockholders for their reasonable expenses in doing so.

Stockholder Proposals for Next Year

To be included in the proxy for the 2019 annual meeting, stockholder proposals must be submitted by December 6, 2017. Only proposals submitted on time may be eligible for inclusion in our proxy statement.

Our amended by-laws require that notice of business to be properly brought before the 2019 annual meeting of stockholders must be submitted to us between December 1, 2018 and January 30, 2019. Only matters for which we receive timely notice may be brought before the 2018 annual meeting.

Stockholder proposals to be brought before the 2019 annual meeting should be sent c/o the Secretary of Wabtec, 1001 Air Brake Avenue, Wilmerding, PA 15148.

By order of the Board of Directors,

David L. DeNinno
Executive Vice President, General Counsel and Secretary

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/wab Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 14, 2018.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 14, 2018.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR ALL nominees in Item 1 and FOR Items 2 and 3.

1. Elect four directors for a term of three years expiring in 2021:	01 Erwan Faiveley 02 Linda S. Harty	03 Brian P. Hehir 04 Michael W.D. Howell

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approve an advisory (non-binding) resolution relating to the approval of 2017 named executive officer compensation

3. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year
☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

☐	For	☐	Against	☐	Abstain

☐	For	☐	Against	☐	Abstain

In their discretion, the proxies are authorized to vote upon such other business if properly raised at the annual meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS

Address Change? Mark box, sign, and indicate changes below:	☐

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 15, 2018
11:30 a.m. Local Time

The Duquesne Club
325 Sixth Avenue
Pittsburgh, Pennsylvania 15222

Westinghouse Air Brake Technologies Corporation 1001 Air Brake Avenue Wilmerding, Pennsylvania 15148	proxy

The undersigned stockholder of WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION (the “Company”) does hereby appoint Albert J. Neupaver and David L. DeNinno, or any one or both of them, with full power of substitution, as proxies of the undersigned to vote at the Annual Meeting of Stockholders of the Company, to be held Tuesday, May 15, 2018 (the “Annual Meeting”), and at all adjournments thereof, all the shares of Common Stock of the Company which the undersigned may be entitled to vote, on the matters set out on the reverse side of this proxy card and described in the Proxy Statement and, at their discretion, on any other business which may properly come before the Annual Meeting.

The undersigned stockholder hereby revokes all previous proxies for the Annual Meeting and acknowledges receipt of the Notice of Internet Availability of Proxy Materials describing how to access or receive paper or e-mail copies of the Notice of Annual Meeting of Stockholders and Proxy Statement for 2018 and the Annual Report to Stockholders for 2017.

If you requested a copy of the proxy materials by mail, you are urged to promptly return this proxy card in the enclosed envelope whether or not you expect to attend the Annual Meeting in person so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured at the Annual Meeting.

The shares represented by this proxy card will be voted as directed by the stockholder. If this proxy card is executed but no direction is given, such shares will be voted “FOR ALL” nominees in Item 1 and “FOR” Items 2 and 3.

See reverse for voting instructions.